                                                      EXHIBIT 4.2


                                                                  EXECUTION COPY



================================================================================



                             AMENDED AND RESTATED
                             FACILITIES AGREEMENT


                         dated as of October 24, 1997


                                     among


                             BOSTON CHICKEN, INC.,


                      BANK OF AMERICA NATIONAL TRUST AND
                             SAVINGS ASSOCIATION,
                         As Agent For Certain Lenders,


                                      and

                     GENERAL ELECTRIC CAPITAL CORPORATION,
            For Itself And As Agent For Certain Lease Participants



================================================================================

The following Table of Contents has been inserted for convenience only and does not constitute a part of this Agreement.

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
ARTICLE I   DEFINITIONS AND ACCOUNTING TERMS........................  2
     1.1    Defined Terms...........................................  2
     1.2    Accounting Terms........................................ 16

ARTICLE II  REPRESENTATIONS AND WARRANTIES.......................... 16
     2.1    Incorporation, Good Standing, and Due Qualification..... 16
     2.2    Corporate Power and Authority........................... 17
     2.3    Legally Enforceable Agreement........................... 17
     2.4    Financial Statements.................................... 17
     2.5    Other Agreements........................................ 18
     2.6    Litigation.............................................. 18
     2.7    No Defaults on Outstanding Judgments or Orders.......... 19
     2.8    Governmental and Regulatory Approvals................... 19
     2.9    Ownership and Liens..................................... 19
     2.10   ERISA................................................... 19
     2.11   Hazardous Materials..................................... 19
     2.12   Taxes................................................... 20
     2.13   Debt.................................................... 20
     2.14   Investment Company Act.................................. 20
     2.15   Public Utility Holding Company Act...................... 21
     2.16   Pledged Collateral...................................... 21
     2.17   Real Property........................................... 21
     2.18   Financed Franchisee/Subsidiary Information.............. 21
     2.19   Collateral Documents.................................... 22
     2.20   Solvency................................................ 23

ARTICLE III AFFIRMATIVE COVENANTS................................... 23
     3.1    Maintenance of Existence................................ 23
     3.2    Maintenance of Records.................................. 23
     3.3    Maintenance of Properties............................... 23
     3.4    Conduct of Business..................................... 23
     3.5    Maintenance of Insurance................................ 24
     3.6    Compliance With Laws.................................... 24
     3.7    Right of Inspection..................................... 24
     3.8    Reporting Requirements.................................. 25
     3.9    Environmental Laws...................................... 31

                                                                      PAGE
                                                                      ----
     3.10      Credit Usage..........................................   31
     3.11      Notes, Certificates and Other Collateral..............   32
     3.12      Financing Statements..................................   32
     3.13      Real Property.........................................   32
     3.14      Further Assurances....................................   34

ARTICLE IV     NEGATIVE COVENANTS....................................   35
     4.1       Liens.................................................   35
     4.2       Debt..................................................   37
     4.3       Mergers, Etc..........................................   40
     4.4       Lease ................................................   41
     4.5       Sale and Leaseback....................................   42
     4.6       Dividends.............................................   42
     4.7       Sale of Assets........................................   42
     4.8       Investments...........................................   45
     4.9       Guaranties, Etc.......................................   49
     4.10      Insactions With Affiliate.............................   50
     4.11      Subsisiary, Etc.......................................   50
     4.12      Real Property.........................................   51
     4.13      Subordinated Debt.....................................   51
     4.14      Financed Franchisee...................................   52
     4.15      Use of Proceeds.......................................   52

ARTICLE V      FINANCIAL COVENANTS...................................   52
     5.1       Maximum Senior Secured Leverage Ratio.................   52
     5.2       Fixed Charge Coverage Ratio...........................   53
     5.3       Store Revenue.........................................   53
     5.4       Total Overhead........................................   53
     5.5       Minimum System EBITDAL................................   54

ARTICLE VI     EVENTS OF DEFAULT.....................................   54
     6.1       Events of Default.....................................   54
     6.2       Effect of Event of Default............................   58

ARTICLE VII    MISCELLANEOUS.........................................   58
     7.1       Waivers and Amendments................................   58
     7.2       Notices, Etc..........................................   58
     7.3       No Waiver; Remedies...................................   59
     7.4       Successors and Assigns................................   59
     7.5       Costs, Expenses, and Taxes............................   59
     7.6       Governing Law.........................................   60
     7.7       Severability of Provisions............................   60

                                                                 PAGE
                                                                 ----
     7.8  Headings..............................................   60
     7.9  SUBMISSION TO JURISDICTION; WAIVER OF VENUE...........   60
     7.10 General Indemnity.....................................   61
     7.11 WAIVER OF JURY TRIAL..................................   62
     7.12 SERVICE OF PROCESS....................................   62

SCHEDULES
---------
Schedule 1.1A -    BWRE Parcels ((S)1.1)
Schedule 1.1B -    Requirements for Financed Franchisee Loan Documents ((S)1.1)
Schedule 1.1C -    Lender Collateral ((S)1.1)
Schedule 2.6  -    Litigation  ((S)2.6)
Schedule 2.13 -    Debt ((S)2.13)
Schedule 2.16 -    Pledged Collateral ((S)2.16)
Schedule 2.17 -    Real Property ((S)2.17)
Schedule 2.18 -    Financed Franchisee/Subsidiary Information ((S)2.18)
Schedule 3.13 -    Excluded Real Property ((S)3.13)
Schedule 4.2  -    Permitted Debt ((S)4.2)



EXHIBITS
--------

EXHIBIT A -  Form of Collateral Assignment of Lease
EXHIBIT B -  Form of Collateral Assignment of Loan
EXHIBIT C -  Form of Guaranty
EXHIBIT D -  Form of Landlord's Consent
EXHIBIT E -  Form of Mortgage
EXHIBIT F -  Form of Pledge Agreement
EXHIBIT G -  Form of Security Agreement
EXHIBIT H -  Form of Trademark Security Agreement
EXHIBIT I -  Form of Compliance Certificate

                   AMENDED AND RESTATED FACILITIES AGREEMENT

     THIS AMENDED AND RESTATED FACILITIES AGREEMENT dated as of October 24, 1997 is among BOSTON CHICKEN, INC., a Delaware corporation (the "Company"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (as successor by merger to Bank of America Illinois), as agent for the Lenders and the Issuing Lender referred to below (in such capacity, together with its successors and assigns, the "Loan Agent"), GENERAL ELECTRIC CAPITAL CORPORATION, for itself and as agent for the Lease Participants referred to below (in its individual capacity, "GECC"; and in such dual capacity, together with its successors and assigns, the "Lease Agent") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as the initial Common Collateral Agent.

     WHEREAS, the Company has entered into that certain Secured Revolving Credit Agreement dated as of December 9, 1996 (as amended, supplemented, modified, restated, refinanced, refunded or renewed from time to time in accordance with the terms of the Intercreditor Agreement referred to below, the "Credit Agreement") among the Company, the financial institutions from time to time party thereto (the "Lenders"), Bank of America National Trust and Savings Association, as letter of credit issuing bank (in such capacity, the "Issuing Lender"), and the Loan Agent;

     WHEREAS, the Company has entered into that certain Master Lease Agreement No. 2, dated as of December 9, 1996 (as amended, supplemented, modified, restated, refinanced, refunded or renewed from time to time in accordance with the terms of the Intercreditor Agreement referred to below, the "1996 Master Lease Agreement") between the Company and the Lease Agent;

     WHEREAS, subject to the terms of the 1996 Master Lease Agreement, GECC has heretofore and may hereafter convey to certain financial institutions (collectively with GECC, the "Lease Participants") participation interests in its rights, duties and obligations under the 1996 Master Lease Agreement;

     WHEREAS, in connection with the execution and delivery of the Credit Agreement and the 1996 Master Lease Agreement, the Company entered into that certain Facilities Agreement, dated as of December 9, 1996 (as modified by that certain First Amendment dated February 28, 1997 and that certain Waiver of Compliance dated September 5, 1997, the "Original Facilities Agreement") among the Company, the Loan Agent and the Lease Agent;

     WHEREAS, concurrently herewith, the Company, the Loan Agent, the Lease Agent and the Common Collateral Agent are entering into that certain Amended and Restated Intercreditor Agreement dated as of even date herewith (as further amended, supplemented, modified or restated from time to time, the "Intercreditor Agreement") which sets forth certain agreements among the Lenders, the Issuing Lender, the Loan Agent, the Lease Agent and the Lease Participants with respect to, among other things, voting rights and collateral issues; and

     WHEREAS, the Company, the Lenders, the Lease Participants, the Loan Agent and the Lease Agent now wish to amend and restate the Original Facilities Agreement in its entirety to, among other things, modify certain financial covenants and to further secure the Company's obligations arising under the Credit Agreement and the 1996 Master Lease Agreement.

     NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the parties hereto agree as follows:

                       DEFINITIONS AND ACCOUNTING TERMS
                       --------------------------------

          Defined Terms. As used in this Agreement the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):


          "Affiliate" means any Person other than a Financed Franchisee: (1) which directly or indirectly controls, or is controlled by, or is under common control with, the Company or a Subsidiary; (2) which directly or indirectly beneficially owns or holds, at the time of determination, outstanding shares representing ten percent (10%) or more of any class of capital stock, partnership units or other equity interests of the Company or any Subsidiary (including, on a fully diluted basis, any options, warrants and other rights to acquire capital stock, partnership units or other equity interests which are exercisable at the time of determination, but excluding any options, warrants and other rights to acquire capital stock, partnership units or other equity interests which are not then exercisable); or (3) ten percent (10%) or more of the capital stock, partnership units or other equity interests of which (calculated in accordance with the foregoing clause (2)) is directly or indirectly beneficially owned or held by the Company or a Subsidiary. For purposes of this definition only, the term control means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, that for purposes hereof, the existence of a Franchise Agreement, Area Development Agreement or similar agreement between the Company and a Person shall not, by itself, evidence that such Person is controlled by the Company nor shall the Financed Franchisee Loan Documents executed by a Franchisee evidence that such Franchisee is an Affiliate of the Company prior to the acquisition by the Company of an equity interest therein of in excess of ten percent (10%), whether such acquisition occurs by conversion of debt, exercise of any equity option, or otherwise (including acquisition by foreclosure following an acceleration under the Financed Franchisee Loan Documents).

          "Agency Agreement" means that certain Agency Agreement dated as of September 25, 1996 among the Lease Agent, the Company, BC Real Estate Investments, Inc. and certain Financed Franchisees.

          "Agents" means, collectively, the Common Collateral Agent, the Loan Agent and the Lease Agent; and "Agent" means the Loan Agent or the Lease Agent.

          "Agreement" means this Amended and Restated Facilities Agreement, as amended, supplemented, modified, restated, refinanced, refunded or renewed from time to time in accordance with the Intercreditor Agreement.

          "Annualized Store EBITDAL" means, for each fiscal quarter of the Company the product of (1)(a) the quotient obtained by dividing Store EBITDAL for such fiscal quarter by (b) the number of Retail Periods which occur in such fiscal quarter, multiplied by (2) thirteen (13).

          "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the States of Colorado, Illinois or New York.

          "BWRE" means Boston West Real Estate Investments, L.L.C., a Delaware limited liability company.

          "BWRE Guaranty" means that certain Guaranty dated February 16, 1996 of the Company in favor of Sanwa Business Credit Corporation, as the same may be amended from time to time.

          "BWRE Parcels" means those certain parcels of real property and improvements located thereon, the locations of which are set forth on Schedule 1.1A hereto.

          "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

          "Change of Control" shall be deemed to have occurred at such time after the date hereof as (i) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall acquire at any time after the date hereof beneficial ownership of more than 25% of the fully diluted common stock of the Company or (ii) individuals who as of the date hereof constitute the Company's Board of Directors (together with any new director whose election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), for any reason, cease to constitute a majority of the directors at any time then in office.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Collateral Assignment of Lease" means any Collateral Assignment of Tenant's Rights in Lease in substantially the form of Exhibit A executed by the Company or any Restricted Subsidiary in favor of the Common Collateral Agent for the benefit of the Creditors.

          "Collateral Assignment of Loan" means a Collateral Assignment of Loan Documentation in substantially the form of Exhibit B executed by the Company in favor of the Common Collateral Agent for the benefit of the Creditors.

          "Combined Overhead" means, for each fiscal period of the Company, the sum of field operating overhead plus field development overhead plus support center overhead (exclusive of transaction costs, severance costs, store closing costs and one-time non-recurring charges), in each case, of the Company, its Restricted Subsidiaries and Financed Franchisees minus fees paid to the Company by ENBC in connection with the performance by the

Company of accounting, administrative, financing, real estate, computer and communication services.

          "Common Collateral Agent" means the Loan Agent, provided, that at such time as the Credit Agreement shall no longer be in effect, Common Collateral Agent shall mean the Lease Agent.

          "Common Collateral Documents" means, collectively, (i) the Security Agreements, the Trademark Security Agreement, the Collateral Assignment of Loan, the Mortgages, the Collateral Assignments of Lease, the Landlord's Consents, the Pledge Agreement and all other security agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Company, any Guarantor or their respective Subsidiaries and the Common Collateral Agent for the benefit of the Creditors now or hereafter delivered to the Common Collateral Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) against the Company, any Guarantor or their respective Subsidiaries, as debtor, in favor of the Common Collateral Agent for the benefit of the Creditors, as secured party, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

          "Consolidated Fixed Charges" means, for any period, the sum of cash interest expense (including all imputed interest related to any Capital Lease) plus gross rental payments (excluding, in any event, payments of purchase amounts under Financial Lease Debt and under Capital Leases of Financed Subsidiaries existing on the date each Financed Franchisee becomes a Financed Subsidiary) related to any Financial Leases other than Capital Leases of the Company and its consolidated Restricted Subsidiaries for such period.

          "Credit Agreement" has the meaning set forth in the Recitals.

          "Credit Documents" means, collectively, this Agreement, the Loan Documents, the 1996 Lease Documents, the Common Collateral Documents and the Intercreditor Agreement; and "Credit

Document" means any of the foregoing agreements, instruments or documents.

          "Creditors" means, collectively, the Loan Agent, the Lenders, the Issuing Lender, the Lease Agent, the Lease Participants and the Common Collateral Agent; and "Creditor" means any of the foregoing Persons.

          "Current Pay Subordinated Debt" means Debt of the Company which (1) is subordinated in priority of payment to the Debt of the Company under the Loan Documents and the 1996 Lease Documents (including refinancings of and post-petition interest on the Credit Documents); (2) does not have any principal payment (but may provide for interest payments) prior to the ninety-first (91st) day succeeding the Termination Date; (3) contains no financial maintenance covenants other than (a) one or more financial maintenance covenants which are substantially identical to those contained in this Agreement, provided that such financial maintenance covenants are less restrictive than the corresponding covenants contained in this Agreement and (b) such other financial maintenance covenants which are reasonably acceptable to the Required Creditors; (4) contains no cross default clause but may contain a cross acceleration clause;
(5) contains no negative pledge clause (other than any such clause that does not prohibit or otherwise restrict Liens securing Debt under the Credit Documents);
(6) distinguishes between payment and non-payment defaults for purposes of suspending payments with respect to such subordinated Debt; and (7) contains a "fish or cut bait" provision with respect to non-payment defaults of at least 89 days (it being understood that the Company's 4 1/2% Convertible Subordinated Debentures due 2004 and the Company's 7-3/4% Convertible Subordinated Debentures due 2004 constitute Current Pay Subordinated Debt).

          "Debt" means with respect to any Person at any date, without duplication: (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations) owed by such Person; (2) obligations of such Person as lessee under Financial Leases; (3) current liabilities of such Person in respect of unfunded vested benefits under any Plan; (4) obligations under letters of credit issued for the account of such Person; (5) all obligations arising under bankers' acceptance facilities issued for the account of such Person; (6) all guaranties by such Person of the

Debt or of operating leases of a third party, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase primarily for the purpose of enabling a third party to make payment of Debt or payments with respect to operating leases of such third party, to provide funds for payment of the Debt or of operating leases of a third party, to supply funds to invest in a third party, or otherwise to assure a creditor of a third party against loss with respect to the Debt or operating leases of such third party; and (7) obligations secured by any Lien on property owned by such Person, whether or not the obligations have been assumed.

          "Default" means any of the events specified in Section 6.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Effective Date" means October 24, 1997.

          "ENBC" means Einstein/Noah Bagel Corp., a Delaware corporation.

          "ENBC Credit Agreement" means that certain Secured Credit Agreement dated as of May 17, 1996 among ENBC, the lenders from time to time party thereto and Bank of America Illinois, as agent for such lenders, as the same may be amended, modified or restated from time to time.

          "ENBC Event of Default" means any "Event of Default" as such term is defined in the ENBC Credit Agreement.

          "Environmental Laws" means any and all federal, state, local laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published governmental interpretations thereof.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) which together with the Company would be treated as a single employer under Section 414(b) or (c) of the Code.

          "Event of Default" means any of the events specified in Section 6.1; provided, that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Financed Franchisee" means any Franchisee (other than a Subsidiary) which has duly executed and delivered Financed Franchisee Loan Documents.

          "Financed Franchisee Loan Documents" means loan documents entered into between the Company, as lender, and a Franchisee, as borrower, which, taken as a whole, meet each of the requirements set forth on Schedule 1.1B.

          "Financed Subsidiary" means any Restricted Subsidiary which (1) is a Franchisee and (2) was formerly a Financed Franchisee.

          "Financed Subsidiary Loan Documents" means loan documents entered into between the Company, as lender, and a Financed Subsidiary, as borrower, which provide for loans that are secured by a perfected Lien (subject only to the types of Liens described in clauses (1) through (10) of Section 4.1) on all of the assets of the Financed Subsidiary including, without limitation, all real and personal property of such Financed Subsidiary and all leasehold interests of such Financed Subsidiary (unless after such Financed Subsidiary's best efforts (which shall not require unreasonable efforts) such Financed Subsidiary is unable to obtain the consent of the respective landlord for such leasehold to the extent such consent is required) but excluding any assets subject to any Sublease; it being understood that such loan documents may permit the Company to subordinate the indebtedness evidenced by such loan documents and its perfected Lien securing such indebtedness to the loan and

Lien of a third party lender (to the extent such third party loan is permitted pursuant to Section 4.2(6)), provided, that the Company shall not agree to subordinate to the loan and Lien of such third party lender (a) any of its rights of payment from the Financed Subsidiary arising with respect to royalties, leases or software or (b) prior to a payment default under the indebtedness owed by such Financed Subsidiary to a third party lender, the interest payments on the indebtedness evidenced by such loan documents.

          "Financial Lease" means with respect to any Person at any date, any Capital Lease of such Person and any operating lease of such Person entered into outside of the ordinary course of business (including, without limitation, the Master Leases).

          "Financial Lease Debt" means, as of any date, (1) with respect to any Capital Lease under which the Company or any of its Restricted Subsidiaries is the lessee, the principal amount thereof as of such date as determined in accordance with GAAP, but specifically excluding Capital Leases of Financed Subsidiaries existing on the date each Financed Franchisee becomes a Financed Subsidiary; (2) with respect to the 1996 Master Lease Agreement and the 1995 Master Lease Agreement, the termination value (as defined therein) as of such date; and (3) with respect to any other Financial Lease under which the Company or any of its Restricted Subsidiaries is the lessee, the present value (using a market rate of interest) as of such date of all remaining rental payments of the Company or such Restricted Subsidiary under such Financial Leases.

          "Fixtures" means all fixtures of the Company and each Restricted Subsidiary of every description and all substitutions and replacements of any thereof which are not by law or by contract the property of any landlord of real property to which such fixtures are attached.

          "Franchisee" means any Person (excluding the Company but including any Subsidiary) who is party to a then existing Franchise Agreement, Area Development Agreement or similar agreement with the Company or who is otherwise authorized to operate a Store.

          "GAAP" means generally accepted accounting principles in the United States applied by the Company consistent with past practice (subject to changes in accounting policies permitted by such generally accepted accounting principles which have been or are contemporaneously disclosed in writing to each Agent).

          "GECC" has the meaning set forth in the Preamble.

          "Guarantor" means any Person which from time to time executes a Guaranty.

          "Guaranty" means a guaranty issued by a Restricted Subsidiary in favor of either the Loan Agent for the benefit of the Lenders or in favor of the Lease Agent for the benefit of GECC and the Participants, in each case in substantially the form of Exhibit C.

          "Indemnified Liabilities" has the meaning set forth in Section 7.10.

          "Indemnitee" has the meaning set forth in Section 7.10.

          "Intercreditor Agreement" has the meaning set forth in the Recitals.

          "Issuing Lender" has the meaning set forth in the Recitals.

          "Investment" means, with respect to any Person, any loan or advance to such Person, any purchase or other acquisition of any capital stock, obligations or other securities of such Person, any capital contribution to such Person or any other investment in or acquisition of any interest in such Person.

          "Landlord's Consent" means any Landlord's Consent in substantially the form of Exhibit D (or in such other form as the Common Collateral Agent shall agree in response to negotiations with the respective landlord) executed in favor of the Common Collateral Agent for the benefit of the Creditors.

          "Lease Agent" has the meaning set forth in the Preamble.

          "Lease Participants" has the meaning set forth in the Recitals.

          "Lenders" or "Lender" shall have the meaning assigned to such term in the Recitals and shall include Bank of America Illinois while acting in the capacity of a Lender, unless otherwise expressly indicated herein.

          "Lender Mortgages" means, collectively, the Mortgages (as such term is defined in the Credit Agreement) on the real property and associated Fixtures which are described by postal address on Schedule 1.1C hereto.

          "Lien" means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement, or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

          "Loan Agent" has the meaning set forth in the Preamble.

          "Loan Documents" has the meaning assigned thereto in the Credit Agreement (as the same may be amended, supplemented, modified, reinstated, refinanced, refunded or renewed from time to time in accordance with the terms of the Intercreditor Agreement).

          "Master Lease" means either the 1995 Master Lease Agreement or the 1996 Master Lease Agreement; and "Master Leases" means both the 1995 Master Lease Agreement and the 1996 Master Lease Agreement.

          "Material Adverse Change" means a material adverse change in the condition (financial or otherwise), business, operations or prospects of the Company and its Restricted Subsidiaries, taken as a whole.

          "Mortgage" means a mortgage or deed of trust in substantially the form of Exhibit E executed by the Company or a Restricted Subsidiary in favor of the Common Collateral Agent.

          "Multiemployer Plan" means a Plan described in Section 4001(a)(3) of ERISA and covered by Title IV of ERISA which covers employees of the Company or any ERISA Affiliate.

          "1995 Lease Documents" means the 1995 Master Lease Agreement, the associated Subleases and all documents ancillary to the foregoing; provided, that the term "1995 Lease Documents" shall not include any amendment or other modification thereto (other than Permitted Changes) without the prior written consent of the Required Creditors.

          "1995 Master Lease Agreement" means that certain Master Lease Agreement dated as of September 27, 1995 between the Company and GECC for itself and as agent for certain participants, as amended by certain amendments dated September 28, 1995 and as of even date herewith; provided that the term "1995 Master Lease Agreement" shall not include any amendment or other modification thereto (other than Permitted Changes) without the prior written consent of the Required Creditors.

          "1996 Master Lease Agreement" has the meaning set forth in the Recitals.

          "1996 Lease Documents" means the 1996 Master Lease Agreement, the associated Subleases, the respective Guaranties, the Facilities Agreement, the Agency Agreement and all other agreements, instruments and documents (including, without limitation, mortgages, deeds of trust, chattel mortgages and security agreements) delivered from time to time to GECC with respect to the foregoing (as amended, supplemented, modified, restated, refinanced, refunded or renewed from time to time in accordance with the terms of the Intercreditor Agreement).

          "Non-Current Pay Subordinated Debt" means Debt of the Company which
(1) is subordinated in priority of payment to the Debt of the Company under the Loan Documents, the 1995 Lease Documents and the 1996 Lease Documents (including refinancings of and post-petition interest on the Credit Documents); (2) does not have its (a) any interest payment prior to the earlier to occur of the third anniversary of the date such Debt is issued or the ninety-first (91st) day succeeding the Termination Date or (b) any principal payment prior to the ninety-first (91st) day succeeding the Termination Date; (3) contains no financial maintenance covenants other than (a) one or more financial maintenance covenants which are substantially identical to those contained in this Agreement, provided that such financial maintenance covenants are less restrictive than the corresponding covenants contained in this Agreement and (b) such other financial maintenance covenants which are reasonably acceptable to the Required Creditors; (4) contains no cross-default clause but may contain a cross-acceleration clause; (5) contains no negative pledge clause (other than any such clause that does not prohibit or otherwise restrict Liens securing Debt of the Company or any Guarantor under the Credit Documents); (6) distinguishes between payment and non-payment defaults for purposes of suspending payments with respect to such subordinated debt; and (7) contains a "fish or cut bait" provision with respect to non-payment defaults of at least 89 days.

          "Original Facilities Agreement" has the meaning set forth in the Recitals.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Changes" means (i) waivers in the ordinary course of business, (ii) amendments and modifications necessary or appropriate to reflect additions and changes to the assets and related rental obligations covered by the 1995 Master Lease Agreement and the associated Subleases, as contemplated by the respective 1995 Lease Documents, (iii) amendments and modifications effected in connection with the waiver of a default in payment obligations of the Company under the 1995 Master Lease Agreement, which amendments and modifications would not constitute or result in a failure of the Company or any Guarantor to perform or observe any term, covenant or agreement in the Credit Documents as in effect immediately prior to the effectiveness of such amendments or modifications and
(iv) other amendments and modifications that do not change the substance of the transactions contemplated by the 1995 Lease Documents taken as a whole.

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

          "Plan" means any plan (as defined in Section 3(3) of ERISA and covered by ERISA) established, maintained, or to which contributions have been made by the Company or any ERISA Affiliate, which definition, as of the date hereof, the Company believes does not encompass the following arrangements: Company's Amended and Restated 1991 Employee Stock Option Plan, Company's Amended and Restated 1991 Stock Option Plan for Non-Employee Directors, as amended, Company's 1995 Employee Stock Option Plan and its deferred compensation to market partners, managing partners or others pursuant to similar agreements.

          "Pledge Agreement" means Amended and Restated Pledge Agreement in substantially the form of Exhibit F executed by the Company and certain Restricted Subsidiaries in favor of the Common Collateral Agent.

          "Preferred Stock" means preferred stock of the Company which (1) does not have scheduled cash dividend payments prior to the second anniversary of its issuance, (2) does not have any mandatory redemptions occurring prior to the ninety-first (91st) day succeeding the Termination Date, (3) does not require the payment of cash dividends or of any mandatory redemptions during the occurrence and continuance of a Default or an Event of Default and (4) subject to compliance with the provisions of Section 4.2, may be exchangeable at the option of the Company into Subordinated Debt.

          "Prohibited Transaction" means any non-exempt transaction set forth in
Section 406 of ERISA or Section 4975 of the Code.

          "Reportable Event" means any of the events set forth in Section 4043 of ERISA other than those events as to which the 30-day notice period is waived under the regulations thereunder.

          "Required Creditors" means Creditors sufficient to amend this Agreement in accordance with the Intercreditor Agreement.

          "Restricted Subsidiary" means, with respect to the Company, any Subsidiary which is not an Unrestricted Subsidiary.

          "Retail Period" means any of the thirteen consecutive four-week periods used by the Company for accounting purposes which begin on or about the Monday after the last Sunday in December of each year and ending on the last Sunday in December of the next year.

          "Revolving Notes" shall have the meaning assigned thereto in the Credit Agreement.

          "Security Agreement" means any Security Agreement in substantially the form of Exhibit G executed by the Company or any Restricted Subsidiary in favor of the Common Collateral Agent for the benefit of the Creditors.

          "Senior Secured Indebtedness" means, at any time, the aggregate principal amount of revolving loans and letter of credit obligations (including, without limitation, the unreimbursed amount of any draws under the letters of credit) then outstanding under the Credit Agreement plus the aggregate amount of all Financial Lease Debt then outstanding.

          "Significant Subsidiary" means a Restricted Subsidiary which would be a "significant subsidiary" under either clause (2) or clause (3) of the definition of "significant subsidiary" in Rule 1-02 of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, as such Regulation is in effect on the date hereof, assuming that the Company is the "registrant" referred to in such definition.

          "Solvent" means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Federal Bankruptcy Reform Act of 1978 and, in the alternative, for purposes of the New York Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;
(d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "Special Purpose Subsidiary" means any Restricted Subsidiary (which is not a Franchisee): (1) of which the Company owns, directly or indirectly through one or more intermediaries, or both, all of the issued and outstanding voting stock, general partner's interests or other equity interests having ordinary voting power to elect the board of directors or other managers of such Restricted Subsidiary; (2) which has executed and delivered to each of the Loan Agent and the Lease Agent a Guaranty; and (3) the only assets of which are real property, leases of real property (in which such Restricted Subsidiary is the landlord) to the extent permitted by Section 4.7 or general partner interests in Financed Subsidiaries.

          "Store" means a retail food service outlet operating under the tradename of "Boston Market" or "Boston Carver."

          "Store EBITDAL" means, for each fiscal period of the Company, (1) the combined net revenue (i.e. gross revenue net of customer coupons and discounts) generated by all Stores operated by the Company, its Restricted Subsidiaries and each Financed Franchisee minus (2) the sum of (a) food and paper costs plus (b) Store employee wages, salaries and benefit payments plus (c) other Store operating and occupancy costs plus (d) the amount of required media contributions at the Store level, in each case, of the Company, its Restricted Subsidiaries and the Financed Franchisees, calculated using the same methodology as used in the Company's 10K or 10Q for such fiscal period filed with the Securities and Exchange Commission (or any governmental authority which may be substituted therefor).

          "Store Revenue" has the meaning set forth in Section 5.3 hereof.

          "Subleases" means subleases of equipment and/or real property entered into between the Company, as lessor, and a Franchisee, as lessee, pursuant to any Master Lease.

           "Subordinated Debt" means Current Pay Subordinated Debt and Non-Current Pay Subordinated Debt.

          "Subsidiary" means, as to the Company, a Person (other than an individual) of which shares of stock, partnership units or other equity interests having ordinary voting power (other than shares having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such Person are at the time owned, directly or indirectly through one or more intermediaries, or both, by the Company. For purposes hereof, the existence of a Franchise Agreement, Area Development Agreement or similar agreement between the Company and a Person shall not, by itself, evidence that such Person is controlled by the Company, nor shall the Financed Franchisee Loan Documents executed by a Franchisee evidence such control prior to the acquisition by the Company of an equity interest therein having power to elect or control the majority of the board of directors or other managers of the Financed Franchisee, whether such acquisition occurs by conversion of debt, exercise of any equity option, or otherwise, including upon acceleration under the Financed Franchisee Loan Documents.

          "System EBITDAL" means for each fiscal period of the Company, the Store EBITDAL for such fiscal period minus the Combined Overhead for such fiscal period.

          "System EBITDAL Commencement Quarter" means the earlier of (1) the fiscal quarter of the Company immediately succeeding the first consecutive four fiscal quarter period of the Company ending after the Effective Date in which the System EBITDAL equals or exceeds $85,0000,000 and (2) the Company's first fiscal quarter, 1999.

          "Termination Date" means the date upon which no Debt of the Company or any Guarantor shall be outstanding under any of the Credit Documents and no Creditor has any contractual obligations under any Credit Document to extend credit of any nature to the Company.

          "Trademark Security Agreement" means a Trademark Security Agreement substantially in the form of Exhibit H executed by the Company or any Restricted Subsidiary in favor of the Common Collateral Agent for the benefit of the Creditors.

          "Unrestricted Subsidiary" means ENBC, but only so long as ENBC is a Subsidiary.

          Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in the preparation of the financial statements referred to in Section 2.4, and all financial data prepared by the Company and submitted pursuant to this Agreement shall be prepared in accordance with such principles except for the financial data submitted pursuant to Section 3.8(1) and such other financial data which the Company expressly states has not been prepared in accordance with such principles.

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

          The Company represents and warrants to the Creditors that:

          Incorporation, Good Standing, and Due Qualification. The Company and each of its Restricted Subsidiaries: (1) is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation; (2) has the power and authority and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and to transact the business in which it is now engaged or proposed to be engaged; and (3) is duly qualified as a foreign corporation, partnership or limited liability company, as the case may be, and in good standing under the laws of each other jurisdiction in which the failure to so qualify would result in a Material Adverse Change.

          Corporate Power and Authority. The execution, delivery, and performance by the Company and each Guarantor of each of the Credit Documents to which it is a party and the granting by the Company and each Guarantor of Liens pursuant to the Credit Documents have been duly authorized by all necessary corporate or other constitutional action on the part of the Company or such Guarantor, as the case may be, and do not and will not (1) contravene or conflict with the organizational documents of the Company or such Guarantor; (2) violate any provision of, or cause the Company or such Guarantor to be in default under, any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award currently in effect having applicability to the Company or such Guarantor; (3) result in a breach of, or constitute a default under, any material indenture or loan or credit agreement or any other material agreement, lease, or instrument to which the Company or such Guarantor is a party or by which it or its properties may be bound or affected; or (4) result in, or require, the creation or imposition of any Lien (except as permitted pursuant to Section 4.1), upon or with respect to any of the properties now owned or hereafter acquired by the Company or such Guarantor.

          Legally Enforceable Agreement. This Agreement is, and each of the other Credit Documents will be, legal, valid, and binding obligations of the Company and each of the Guarantors (to the extent they are parties to such Credit Documents) enforceable against the Company and such Guarantor (as applicable) in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally and by general principles of equity.

          Financial Statements. The Company's audited consolidated financial statements as at December 29, 1996 (the "Audited Statements") and its unaudited consolidated financial statements as at July 14, 1997, ("Unaudited Statements") have been furnished to each Creditor. The Audited Statements have been prepared in conformity with GAAP and fairly present the financial condition of the Company and its Subsidiaries as at such dates and the results of operations for the periods then ended. The Unaudited Statements have been prepared in a manner consistent (except for changes in accounting policies permitted by GAAP which have been or are contemporaneously disclosed in writing to each Creditor) with the Audited Statements, except for the lack of normal year-end accruals, reclassifications, and audit adjustments and financial statement footnotes. Since the date of the most recent financial statements supplied to each Creditor pursuant to either Section 3.8(2) or (3), whichever is the most recently delivered, there has been no Material Adverse

Change. No information, exhibit, or report furnished by the Company to the Creditors in connection with the negotiation of this Agreement, considered as a whole with all other information, exhibits and reports furnished to the Creditors in connection with the negotiation of this Agreement at the time it was furnished (and as modified or superseded by any information, exhibits and reports subsequently furnished to the Creditors), contained any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not materially misleading; provided, that except as expressly provided below, the Company makes no representation, warranty, or guaranty as to (1) any projections furnished to the Creditors (it being understood that such projections have been prepared by management of the Company on the basis of assumptions which such management believed were reasonable as of the date of such projections in light of the historical financial performance of the business of the Company and of current and reasonably foreseeable business conditions) or (2) any information supplied by Franchisees or contained in analyst reports or other reports prepared by third parties or derived therefrom unless in the case of this clause (2) the Company has actual knowledge at the time such information is delivered to the Creditors that such information contains a material misstatement of fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading.

          Other Agreements. Neither the Company nor any Restricted Subsidiary is a party to any material indenture, loan, or credit agreement, or to any material lease or other agreement or instrument, or subject to any charter or corporate restriction which would be breached or accelerated by entering into the Credit Documents or which would have a material adverse effect on the ability of the Company to carry out its obligations under the Credit Documents. Neither the Company nor any Restricted Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument which would result in a Material Adverse Change.

          Litigation. Except as set forth on Schedule 2.6, there is no pending or (to the Company's knowledge) threatened action or proceeding against or affecting the Company or any Restricted Subsidiary before any court, governmental agency, or arbitrator, which, in any one case or in the aggregate, is material to the Company and its Restricted Subsidiaries, taken as a whole, or would materially and adversely affect the ability of the Company to perform its respective obligations under the Credit Documents.

          No Defaults on Outstanding Judgments or Orders. To the best of the Company's knowledge, the Company and its Restricted Subsidiaries have satisfied all material final judgments, and neither the Company nor any Restricted Subsidiary is in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, which default would result in a Material Adverse Change.

          Governmental and Regulatory Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Company or any Guarantor, as the case may be, of the Credit Documents to which it is a party or for the validity or enforceability thereof, except for filings necessary to perfect Liens granted pursuant to the Credit Documents.

          Ownership and Liens. The Company and each Restricted Subsidiary has title to, or valid leasehold interests in, all of its properties and assets, real and personal, and none of the properties and assets owned by the Company or any Restricted Subsidiary and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 4.1 of this Agreement.

          ERISA. The Company and the ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA.

          Hazardous Materials. (1) The Company and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required to be obtained by the Company or such Subsidiary under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not result in a Material Adverse Change. Except as disclosed pursuant to clause (3) below, the Company and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent that any such failure to comply would not result in a Material Adverse Change.

          There have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Company or any of its Subsidiaries in relation to any property or facility now or previously owned or leased by the Company or any of its Subsidiaries which have not been made available to the Creditors.

          The Company has informed the Creditors in writing of all material non-compliance of the Company and each of its Subsidiaries with the terms and conditions of all (a) permits, licenses or authorizations required under all Environmental Laws and (b) other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any applicable regulation, code, plan, order, decree, judgment, injunction notice or demand letter issued, entered, promulgated or approved thereunder, except for such instances of noncompliance which would not result in a Material Adverse Change.

          Taxes. The Company and each Subsidiary have filed all material tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon which it is aware are due, including interest and penalties, except to the extent the validity thereof is being contested in good faith and by appropriate proceedings.

          Debt. As of the Effective Date, Schedule 2.13 sets forth a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements currently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for bankers' acceptance financing) in respect of which the Company or any Restricted Subsidiary is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

          Investment Company Act. Neither the Company nor any of its Subsidiaries is, and each Financed Franchisee has duly represented to the Company that it is not, an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company act of 1935, as amended.

          Pledged Collateral. Schedule 2.16 sets forth as of the Effective Date (and as of the date of delivery pursuant to Section 3.8(6) of any subsequent
Schedule 2.16) a true and correct list of the following information:

               All capital stock, partnership units or other equity interests of any Person owned by the Company and its Restricted Subsidiaries (on which Schedule the Company has indicated by an asterisk ("*") any capital stock, partnership units or other equity interest owned by the Company or a Restricted Subsidiary which is not subject to a perfected Lien in favor of the Common Collateral Agent for the benefit of the Creditors pursuant to the Pledge Agreement);

               Any Debt owed by each Person to the Company or any Restricted Subsidiary which is evidenced by a promissory note or other instrument (on which Schedule the Company has indicated by an asterisk ("*") those promissory notes or other instruments which have not been delivered to the Common Collateral Agent pursuant to a Pledge Agreement).

          Real Property. Schedule 2.17 hereto sets forth, as of the Friday immediately preceding the Effective Date (and as of the Friday immediately preceding any date of delivery pursuant to Section 3.8(6) of any subsequent
Schedule 2.17), a complete and accurate list of the addresses of each parcel of real property owned or leased by the Company or any Restricted Subsidiary (on which Schedule the Company has indicated by an asterisk ("*") (i) any real property owned by the Company or a Restricted Subsidiary which is not subject to the Master Lease, the Lender Mortgages or a Mortgage or otherwise set forth on
Schedule 3.13 and (ii) any real property leased by the Company or a Restricted Subsidiary which has not been collaterally assigned to the Lease Agent pursuant to the Master Lease or to the Common Collateral Agent pursuant to a Collateral Assignment of Lease).

          Financed Franchisee/Subsidiary Information. Schedule 2.18 hereto sets forth, as of the Effective Date (and as of the date of delivery pursuant to Section 3.8(6) of any subsequent Schedule 2.18), a true and complete list of the following information:


               All Financed Franchisee Loan Documents and Financed Subsidiary Loan Documents then in effect between the Company and any Franchisee or Subsidiary;

               Any Liens granted by each Person to the Company or any Restricted Subsidiary to secure Debt covered by the foregoing clause (1) and the filing offices in which the Company has filed Financing Statements (UCC-1's), mortgages or deeds of trust to perfect such Liens and the acknowledgement numbers or other recording information of such Financing Statements, mortgages or deeds of trust;

provided, that, in the case of the Schedule 2.18 attached hereto (but no future Schedules delivered pursuant to Section 3.8(6)), the Lien portion of such Schedule may be preliminary subject to delivery to the Common Collateral Agent of a final version within thirty (30) days of the Effective Date.

          Collateral Documents. (a) The provisions of each of the Common Collateral Documents are effective to create in favor of the Common Collateral Agent for the benefit of the Creditors, a legal, valid and enforceable security interest in all right, title and interest of the Company and its Restricted Subsidiaries in the collateral described therein; and proper financing statements have been delivered to the Common Collateral Agent for filing in the offices in all of the jurisdictions listed in the schedule to the Security Agreements.

          Each Mortgage when delivered will be effective to grant to the Common Collateral Agent for the benefit of the Creditors, a legal, valid and enforceable Lien on all the right, title and interest of the mortgagor under such Mortgage in the mortgaged property described therein. When each such Mortgage is duly recorded in the offices listed on the schedule to such Mortgage and the mortgage recording fees and taxes in respect thereof are paid and compliance is otherwise had with the formal requirements of state law applicable to the recording of real estate mortgages generally, each such mortgaged property, subject to the encumbrances and exceptions to title set forth therein and except as noted in the title policies delivered to the Common Collateral Agent in connection therewith, will be subject to a legal, valid, enforceable and perfected first priority Lien.

          All representations and warranties of the Company and any of its Restricted Subsidiaries party thereto contained in the Collateral Documents are true and correct in all material respects.

          Each of the Common Collateral Documents secure the "Secured Obligations" as such term is defined in the Security Agreement executed by the Company.

          Solvency. As of the Effective Date, the Company and each Restricted Subsidiary is Solvent.

                             AFFIRMATIVE COVENANTS
                             ---------------------

          From and after the date hereof, so long as any Debt of the Company or any Guarantor arising under the Credit Documents shall remain unpaid or any Creditor shall have any contractual obligation under any Credit Document to extend credit of any nature to the Company, the Company will:

          Maintenance of Existence. Except as otherwise permitted by Section 4.3, preserve and maintain, and cause each Restricted Subsidiary to preserve and maintain, its legal existence and good standing in the jurisdiction of its organization or formation, and qualify and remain qualified, and cause each Restricted Subsidiary to qualify and remain qualified, as a foreign entity in each jurisdiction in which the failure to so qualify would result in a Material Adverse Change.

          Maintenance of Records. Keep, and cause each Subsidiary to keep, adequate records and books of account.

          Maintenance of Properties. Maintain, keep, and preserve, and cause each Restricted Subsidiary to maintain, keep, and preserve, all of its material properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted; provided, however, the Company and each Restricted Subsidiary may close Stores in the ordinary course of business, in which event the Company shall give prompt written notice to each Agent.

          Conduct of Business. Except (1) for the ownership and operation of Unrestricted Subsidiaries and any Investments permitted therein by clause (3) of
Section 4.8 and (2) to the extent otherwise permitted pursuant to clause (5) of
Section 4.8, continue, and cause each Restricted Subsidiary to continue (unless causing to so continue would constitute a breach of fiduciary duty), to engage in the operation of Stores and/or in the franchising of Stores to other Persons (and other matters and operations incidental to the foregoing, including, but not limited to, the holding of real estate or leasehold interests for Store locations and the distribution of Store supplies or inventory items), and no other line of business; provided, that after each acquisition by the Company or a Restricted Subsidiary of preexisting operating assets, the Company or such Restricted Subsidiary, as the case may be, shall have a reasonable period of time in which to dispose of any assets so acquired which do not relate, or are not being converted, to the operation of Stores or the franchising of Stores to other Persons and other matters and operations incidental to the foregoing (and the Common Collateral Agent shall promptly execute and deliver to the Company all documents reasonably requested by the Company in order to release any existing Liens in favor of the Common Collateral Agent on any such assets).

          Maintenance of Insurance. Maintain, and cause each Restricted Subsidiary to maintain, insurance with commercially reasonable and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

          Compliance With Laws. Comply, and cause each Subsidiary to comply, in all material respects with all material applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property except to the extent the validity thereof is being contested in good faith and by appropriate proceedings.

          Right of Inspection. At any reasonable time and from time to time, permit any Creditor or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any Subsidiary, and to discuss the affairs, finances, and accounts of the Company and any Subsidiary with any of their respective officers, directors and employees and the Company's independent accountants, and to take samples from the air, water, soil or building materials at, on or under any property of the Company or any Subsidiary, which is mortgaged, hypothecated or pledged as Collateral (as such term is defined in the Intercreditor Agreement); provided, that upon the occurrence and during the continuance of a Default, any Creditor may exercise the foregoing rights set forth in this Section at any time and at the expense of the Company.

          Reporting Requirements. Furnish to each of the Loan Agent and the Lease Agent (in such number of copies of each as may be specified by the Agents):

          Retail Period financial statements. As soon as available and in any event within twenty (20) days after the end of each Retail Period of the Company (or in the case of the last Retail Period of each fiscal quarter of the Company, within forty-five (45) days after the end of such Retail Period), consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as at the end of such Retail Period, consolidated and consolidating statements of operations of the Company and its Restricted Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such Retail Period and for the period commencing at the end of the previous Retail Period and ending with the end of such Retail Period, and consolidated and consolidating statements of cash flows of the Company and its Restricted Subsidiaries for the portion of the fiscal year ended with the last day of such Retail Period and for the period commencing at the end of the previous Retail Period and ending with the end of such Retail Period, all in reasonable detail and for statements of operations, stating in comparative form the respective budget figures for the corresponding period, and a "flash" report of sales by week by unit in the most complete form as previously delivered to each of the Loan Agent and the Lease Agent; provided, however, that the Company shall be under no obligation to deliver to the Loan Agent or the Lease Agent consolidating financial statements prior to any Creditor's written request therefor or if the Company has no Significant Subsidiary;

          Quarterly financial statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as at the end of such fiscal quarter, consolidated and consolidating statements of operations of the Company and its Restricted Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, consolidated and consolidating statements of cash flows of the Company and its Restricted Subsidiaries for the portion of the fiscal year ended with the last day of such fiscal quarter and combined statements of operations of the Company, its Restricted Subsidiaries and the Financed Franchisees, all in reasonable detail and stating in comparative form the respective consolidated and consolidating or combined figures for the corresponding date and period in the previous fiscal year and, in the case of the consolidated and consolidating statements, certified by the Chief Financial Officer, Chief Accounting Officer, Vice President - Finance or any Senior Vice President of the Company (in his or her capacity as such, without personal liability therefor) as being prepared consistent with the Company's audited annual financial statements (subject (a) to year-end adjustments and changes in accounting policies permitted by GAAP which have been disclosed in writing to the Agents, and (b) to adjustments necessary to factor out the consolidated results of operations and financial position of ENBC from such financial statements); provided, however, that the Company shall be under no obligation to deliver to the Loan Agent or the Lease Agent consolidating financial statements prior to any Creditor's written request therefor or if the Company has no Significant Subsidiary;


          Annual financial statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company,
     (a) a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, consolidated and consolidating statements of operations of the Company and its Subsidiaries for such fiscal year, and consolidated and consolidating statements of cash flows of the Company and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP and as to the consolidated statements accompanied by an unqualified opinion thereon, except for such qualifications as may be reasonably acceptable to the Required Creditors, by Arthur Andersen & Co. or other independent accountants selected by the Company and reasonably acceptable to the Required Creditors, and (b) consolidated and consolidating balance sheet of the Company and its Restricted Subsidiaries as at the end of such fiscal year, consolidated and consolidating statements of operations of the Company and its Restricted Subsidiaries for such fiscal year, consolidated and consolidating statements of cash flows of the Company and its Restricted Subsidiaries for such fiscal year and combined statements of operations of the Company, its Restricted Subsidiaries and the Financed Franchisees, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the prior fiscal year and, in the case of the consolidated and consolidating statements, certified by the Chief Financial Officer, Chief Accounting Officer, Vice President - Finance or any Senior Vice President of the Company (in his or her capacity as such, without personal liability therefor) as being prepared consistent with the Company's audited annual financial statements (subject to adjustments necessary to factor out the consolidated results of operations and financial position of ENBC from such financial statements); provided, however, that in no event shall the Company be obligated to deliver to the Loan Agent and the Lease Agent consolidating financial statements prior to any Creditor's written request therefor or if the Company has no Significant Subsidiary and ENBC is not then a Subsidiary;

          Certificate of No Default. Together with the financial statements furnished by the Company under the preceding clauses (2) and (3), a duly completed compliance certificate in the form of Exhibit I signed by the Chief Financial Officer, Chief Accounting Officer, Vice President - Finance or any Senior Vice President of the Company (in his or her capacity as such, and without personal liability therefor);

          Accountant's reports. (a) Together with the financial statements furnished by the Company under the preceding clause (3), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specify in such certificate each such condition or event of which they have knowledge and the nature and status thereof; and (b) promptly upon receipt thereof, copies of any reports submitted to the Company or any Significant Subsidiary by independent certified public accountants in connection with examination of the financial statements of the Company or any Significant Subsidiary made by such accountants;

          Updated Schedules. As soon as reasonably available in final form and in any event within forty-five (45) days after the end of each fiscal quarter of the Company (or if requested in writing by any Agent within forty-five (45) days after the end of each Retail Period), updated Schedules 2.16, 2.17 and 2.18 hereto which updated schedules shall be deemed as of the date of delivery to amend and restate (a) the previously delivered Schedules 2.16, 2.17 and 2.18 in their entirety, (b) in the case of Schedule 2.16, Attachment I to the Pledge Agreement in its entirety (provided, that the following items listed on Schedule 2.16 shall be deleted before such schedule shall be deemed to be Attachment I to the Pledge Agreement: (A) the equity interests designated with an asterisk ("*") on the initial Schedule 2.16 attached hereto and (B) notes or other instruments evidencing loans and advances permitted by clause (ii) of
     Section 4.8), (c) in the case of Schedule 2.17, Schedule I to the Security Agreement in its entirety and (d) in the case of Schedule 2.18, Schedule I to the Collateral Assignment of Loan in its entirety;

          Notice of litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Company or any Subsidiary, which, in any one case or in the aggregate, are material to the Company and its Restricted Subsidiaries taken as a whole, or adversely affect the ability of the Company or any Guarantor to perform its obligations under the Credit Documents;

          Notice of Defaults and Events of Default. (a) Promptly after the Company becomes aware of the occurrence of a default (as such term is used in the 1995 Master Lease Agreement) or any event which with the passage of time, the giving of notice or both would constitute such a Default, and (b) as soon as possible and in any event within three (3) Business Days after the Company becomes aware of the occurrence of any other Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Company with respect thereto;

          ERISA reports. Promptly after the filing or receiving thereof, copies of all substantive reports, including annual reports, with respect to each Plan for which the Company or a Subsidiary is the plan sponsor and material notices which the Company or any Subsidiary files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within thirty (30) days after the Company or any Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Company or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, the Company will deliver to each of the Loan Agent and the Lease Agent a certificate of the Chief Financial Officer, Chief Accounting Officer, Vice President - Finance or any Senior Vice President of the Company (in his or her capacity as such and with no personal liability therefor) setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action the Company proposes to take with respect thereto;

          Reports to other creditors. Promptly after the furnishing thereof, copies of any material statement or report furnished to any other creditor of the Company pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Loan Agent and the Lease Agent pursuant to any other clause of this Section 3.8;

          Proxy statements, etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, reports and prospectus (whether preliminary or final) which the Company or any Restricted Subsidiary is required under applicable securities laws to send to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Company or any Restricted Subsidiary files with the Securities and Exchange Commission (or any governmental authority which may be substituted therefor) or with any national securities exchange;

          Financed Franchisee Loan Documents. Promptly after the execution and delivery (a) by a Financed Franchisee of any Financed Franchisee Loan Documents, copies of such Financed Franchisee Loan Documents and (b) by a Financed Subsidiary of any Financed Subsidiary Loan Documents, copies of such Financed Subsidiary Loan Documents;

          Financed Franchisee and Financed Subsidiary quarterly financial statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of each Financed Franchisee and each Financed Subsidiary, and as soon as available and in any event within ninety (90) days after the end of each fiscal year of each Financed Franchisee and each Financed Subsidiary, balance sheets of each such Financed Franchisee and each such Financed Subsidiary as at the end of such fiscal quarter or fiscal year, statements of operations of each such Financed Franchisee and each such Financed Subsidiary for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter or fiscal year, and statements of cash flows of each such Financed Franchisee and each such Financed Subsidiary for the portion of the fiscal year ended with the last day of such fiscal quarter or fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and either (A) certified by the Chief Financial Officer, Chief Accounting Officer, Vice President - Finance or any Senior Vice President of the Company (in his or her capacity as such, without personal liability therefor) as being, to the best of such officer's knowledge, prepared in accordance with GAAP or (B) certified to the Creditors by the chief executive officer, the chief financial officer or treasurer of such Financed Franchisee or Financed Subsidiary as accurate, subject to changes resulting from normal, recurring year-end adjustments;

          Contingent Lease Liabilities. Together with the financial statements furnished by the Company under the preceding clauses (2) and (3), a report showing the aggregate amount of payments due during the twelve-month period succeeding the date of such financial statements under all leases of Financed Franchisees with respect to which the Company is primarily liable pursuant to leases transferred to Financed Franchisees in accordance with clause (4) of Section 4.7; and

          General information. Such other information respecting the condition or operations, financial or otherwise, of the Company or any Subsidiary as any of the Loan Agent, the Lease Agent, Documentation Agent or the Required Creditors may from time to time reasonably request.

          Environmental Laws. Use and operate, and cause each Subsidiary to use and operate, all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all hazardous substances in material compliance with all applicable Environmental Laws, except to the extent the failure to comply with the foregoing would not result in a Material Adverse Change; and provide such information and certifications which any

Creditors may reasonably request from time to time to evidence compliance with this Section.

          Credit Usage.
          ------------

          At the time of each incurrence, and after giving effect thereto, of Debt under the Credit Agreement or the 1996 Master Lease Agreement during any fiscal period set forth below (but only at such times and at no other times) demonstrate to the Loan Agent or the Lease Agent that the ratio of
     (1) Senior Secured Indebtedness to (2) Annualized Store EBITDAL, for the fiscal quarter then most recently ended for which financial statements have been delivered to the Loan Agent and the Lease Agent pursuant to Section 3.8, does not exceed the ratio set forth below opposite such fiscal period:


     Fiscal Period(s)               Ratio
     ----------------               -----

     Q4 1997 - Q1 1998              2.50:1.00
     Q2 1998                        2.25:1.00
     Q3 1998 - Q4 1998              2.00:1.00
     Thereafter                     1.75:1.00

          In the event the Company receives any proceeds from the incurrence of Debt under the Credit Agreement or the 1996 Master Lease Agreement on a day when, after giving effect to such incurrence, the ratio set forth in the preceding clause was exceeded, the Company shall repay to the Loan Agent and/or the Lease Agent, as the case may be, proceeds from the incurrence of such Debt in an amount sufficient to cause compliance with such ratio as of the date of such incurrence, such repayment to be made promptly, but in no event later than 5 Business Days of written notice from the Loan Agent or the Lease Agent, as the case may be, requiring such repayment.

          Notes, Certificates and Other Collateral. Deliver to the Common Collateral Agent promptly and in no event more than ten (10) Business Days after receipt (a) all promissory notes and other instruments evidencing any Debt owed by any Financed Franchisee or Financed Subsidiary to the Company or any Restricted Subsidiary, and (b) all certificates (together with duly executed undated blank stock powers; or in the case of uncertificated securities, registration of pledges or appropriate financing statements (UCC-1's), to the extent required by applicable law) evidencing capital stock, partnership units or other equity interests of any Subsidiary, which are owned by the Company or any Restricted Subsidiary; and, simultaneously with the delivery of such promissory notes, instruments or certificates, an updated Attachment 1 to the Pledge Agreement indicating, as appropriate, such Person as a "Pledged Note Issuer" and/or a "Pledged Unit Issuer" (as such terms are defined in the Pledge Agreement). All such promissory notes, instruments and certificates shall be held by the Common Collateral Agent in accordance with, and subject to, the Pledge Agreement; provided, that the Common Collateral Agent shall take such action with respect to the foregoing promissory notes, instruments and certificates as the Company or such Restricted Subsidiary may reasonably instruct so long as such action is either (x) in the case of promissory notes or instruments, mandatory pursuant to the documentation by which the Company or such Restricted Subsidiary holds such promissory notes or instruments or (y) is consistent with the terms of this Agreement and the other Loan Documents.

          Financing Statements.  Concurrently with the delivery pursuant to
Section 3.8(6) of a subsequent Schedule 2.17 setting forth addresses of real property owned or leased by the Company or any Restricted Subsidiary which are located in jurisdictions for which the Company or such Restricted Subsidiary, as the case may be, has not then provided to the Common Collateral Agent financing statements (UCC-1's), deliver to the Common Collateral Agent financing statements (UCC-1's) for filing in such jurisdictions duly executed by the Company or Restricted Subsidiary, as the case may be, listing the Company or such Restricted Subsidiary, as the case may be, as debtor, and the Common Collateral Agent, as secured party, and setting forth a description of collateral reasonably acceptable to the Common Collateral Agent.

          Real Property.
          -------------

          Within ninety (90) days of the Effective Date, deliver to the Common Collateral Agent (a) with respect to each of the parcels of real property referenced on Schedule 2.17 hereto as owned by the Company or any Restricted Subsidiary and designated with an asterisk ("*") and not set forth on Schedule 3.13 hereto, each of the documents set forth in clause
     (2) below and (b) with respect to each of the parcels of real property referenced on Schedule 2.17 hereto as leased by the Company or any Restricted Subsidiary and designated with an asterisk ("*") and not set forth on Schedule 3.13 hereto, each of the documents set forth in clause
     (3) below; provided, that the Common Collateral Agent may decline to accept such documents if in its determination a parcel is or may have been in violation of any Environmental Laws.

               Mortgages duly executed by the Company or the Restricted Subsidiary, as the case may be, together with:

               where required by applicable state law, a separate environmental indemnity agreement;

               an ALTA loan title insurance policy (or marked-up title insurance commitment) issued by First American Title Insurance Company with respect to such parcels and any access or similar easements appurtenant thereto specified by Common Collateral Agent, which policy or commitment shall (a) insure the priority of the Mortgage as a valid and enforceable first lien, subject only to Liens permitted by Section
          4.1 and such matters that are acceptable to Common Collateral Agent in its reasonable judgment, (b) contain such endorsements and affirmative coverages as Common Collateral Agent shall reasonably require, including without limitation where available, comprehensive, doing business, usury, tie-in, last dollar, contiguity (if appropriate) and revolving credit endorsements where available, and (c) delete, where possible, any general survey exception and/or provide affirmative coverage over any matter that a current ALTA survey of such parcel would disclose;

               where available, a Phase I environmental audit with respect to such parcel (and such further environmental audits or evidence of the absence of hazardous wastes as Common Collateral Agent reasonably shall deem necessary), which audit must be satisfactory in Common Collateral Agent's sole discretion as to form and substance, together with a reliance letter for the benefit of Common Collateral Agent from the environmental consultant performing such audit;

               such Uniform Commercial Code financing statements or statements of termination, release or partial release with respect to the fixtures encumbered by the Mortgages as Common Collateral Agent may reasonably require;

               such environmental disclosure documents, mortgage tax affidavits or allocation statements, or such other documents as Common Collateral Agent may reasonably request; and

               evidence of insurance to the extent required by the Mortgages.

               Collateral Assignment of Lease duly executed by the Company or the Restricted Subsidiary, as the case may be, (unless despite the reasonable efforts of the Company or such Restricted Subsidiary, as the case may be, such Collateral Assignment has not been consented to by the landlord, where such consent is required by such lease) together with:

               such financing statements as the Common Collateral Agent shall reasonably request as necessary to perfect the Common Collateral Agent's security interest in all Fixtures and leasehold improvements duly executed by the Company or such Restricted Subsidiary, as the case may be;

               Landlord's Consent executed by the landlord thereof (unless despite the reasonable efforts the Company or such Restricted Subsidiary, as the case may be, such Landlord's Consent cannot be obtained or unless otherwise waived by the Common Collateral Agent), which Landlord's Consent, if any, shall be delivered to the Common Collateral Agent; and

               such other documentation as shall be necessary in the reasonable determination of the Common Collateral Agent to effect the assignment of the rights, title and interest of the Company or such Restricted Subsidiary, as the case may be, in and to such leased real property.

          Further Assurances. Promptly upon request by the Common Collateral Agent or the Required Creditors, the Company shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge where necessary, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Common Collateral Agent or such Required Creditors, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the intent and purposes of this Agreement or any other Common Collateral Document, (ii) to subject to the Liens created by any of the Common Collateral Documents any of the properties, rights or interests covered by any of the Common Collateral Documents, and (iii) to perfect and maintain the validity, effectiveness and priority of any of the Common Collateral Documents and the Liens intended to be created thereby.

                              NEGATIVE COVENANTS
                              ------------------

          From and after the date hereof, so long as any Debt of the Company or any Guarantor arising under any of the Credit Documents shall remain unpaid or any Creditor shall have any contractual obligation under any Credit Document to extend credit of any nature to the Company, the Company will not:

          Liens. Create, incur, assume, or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume, or suffer to exist (unless failure to so permit would constitute a breach of fiduciary duty), any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

          Liens securing obligations of a Restricted Subsidiary to the Company or a Guarantor;

          Liens for taxes or assessments or other government charges or levies if not yet delinquent or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

          Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

          Liens under workers' compensation, unemployment insurance, social security, or similar legislation;

          Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

          Judgment and other similar Liens arising in connection with court proceedings, provided, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

          Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Company or any Restricted Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

          Liens securing Debt of the types permitted by clauses (6) and (12) of
     Section 4.2, provided, that with respect to Debt of the type permitted by clause (12) of Section 4.2, such Liens are in existence on the assets so acquired immediately prior to the consummation of the respective Investment or other acquisition permitted by clause (12) of Section 4.2, such Liens were not created in anticipation of such Investment or other acquisition and such Liens only attached to the specific assets which are the subject of such Investment or other acquisition;

          Purchase money Liens on any property owned or hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease, provided, that:

          Any property subject to any of the foregoing is acquired by the Company or any Restricted Subsidiary in the ordinary course of its respective business and the Lien on any such property is created contemporaneously with or prior to such acquisition;

          The obligation secured by any Lien so created, assumed, or existing shall not exceed ninety percent (90%) of the lesser of cost or fair market value as of the time of acquisition of the property covered thereby to the Company or Restricted Subsidiary acquiring the same;

          Each such Lien shall attach only to the property so acquired and fixed improvements thereon; and

          The Debt of the Company which is secured by such Liens plus the Debt of all Restricted Subsidiaries secured by such Liens arising after such Persons become Restricted Subsidiaries shall not exceed at any time outstanding in the aggregate Three Million Dollars ($3,000,000);

and the Common Collateral Agent shall promptly execute and deliver to the Company all documents reasonably requested by the holder of such purchase money Lien in order to release any existing Liens in favor of the Common Collateral Agent on any assets to be subject to such purchase money Lien;

     Liens arising pursuant to (a) the Credit Documents, and (b) the 1995 Lease Documents, provided, that at no time shall the Financial Lease Debt arising from the 1995 Lease Documents exceed in principal amount One Hundred Twenty Million Dollars ($120,000,000);

          Other Liens not of the type permitted by the foregoing clauses (1) through (10), provided, that the aggregate amount of Debt secured by such Liens shall in no event exceed Ten Million Dollars ($10,000,000).

          Debt. Create, incur, assume, or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume, or suffer to exist (unless failure to so permit would constitute a breach of fiduciary duty), any Debt, except:

          Debt of the Company under the Credit Documents, provided, that at no time shall (a) Debt arising from the Credit Agreement exceed $150,000,000 or (b) Debt arising from the 1996 Master Lease Agreement exceed $300,000,000;

          Debt described in Schedule 4.2, but no renewals, extensions, or refinancings thereof;

          Accounts payable to trade creditors for goods or services which are not aged more than ninety (90) days from billing date incurred in the ordinary course of business and paid within the specified time, unless contested in good faith and by appropriate proceedings;

          Debt of any Restricted Subsidiary to the Company provided such Debt complies with any applicable requirements set forth in Section 4.8;

          Debt of the Company arising with respect to Company's commitment to provide funds to any Financed Franchisee or to any Financed Subsidiary so long as such commitment to provide funds complies with the requirements set forth in Section 4.8;

          Debt which constitutes indebtedness for borrowed money owed by a Financed Franchisee to a Person other than the Company (including, without limitation, any funding by landlords of leasehold improvements) which indebtedness is in existence on the date such Financed Franchisee becomes a Financed Subsidiary, and any renewal, extension or refinancing of such Debt, provided, that both before and after giving effect to such Financed Franchisee becoming a Financed Subsidiary no Default or Event of Default shall exist or be continuing, and provided further, that the outstanding principal amount of such Debt shall at no time exceed the principal amount of such Debt outstanding on the date such Financed Franchisee becomes a Financed Subsidiary;

          Debt which is secured by Liens of the type described in clauses (9) or
     (10) of Section 4.1;

          Debt which constitutes Current Pay Subordinated Debt, provided, that
     (a) both before and after giving effect to the incurrence of such Debt no Default or Event of Default shall have occurred or be continuing, (b) if such Current Pay Subordinated Debt had been incurred as of the last day of the then most recently ended fiscal quarter of the Company, after giving effect to the incurrence of such Debt no Default or Event of Default would have existed, (c) the sum of the aggregate principal amount of such Debt plus the aggregate principal amount of Debt of the type permitted by clause
     (9) of this Section which, in each case, is incurred after the Effective Date shall not exceed $100,000,000 at any time and (d) except in the case where such Subordinated Debt is issued in exchange for Preferred Stock, the net proceeds of such Debt shall only be used for capital expenditures, retirement of Debt not constituting Subordinated Debt and other general corporate purposes not inconsistent with the foregoing;

          Debt which constitutes Non-Current Pay Subordinated Debt, provided that (a) both before and after giving effect to the incurrence of any such Non-

     Current Pay Subordinated Debt no Default or Event of Default shall exist or be continuing (b) the sum of the aggregate principal amount of such Debt plus the aggregate principal amount of Debt of the type permitted by clause
     (8) of this Section which, in each case, is incurred after the Effective Date shall not exceed $100,000,000 at any time and (c) except in the case where such Subordinated Debt is issued in exchange for Preferred Stock, the net proceeds of such Debt shall only be used for capital expenditures, retirement of Debt not constituting Subordinated Debt and other general corporate purposes not inconsistent with the foregoing;

          Debt of the type permitted by Sections 4.4, 4.5, 4.8(1)(b), (c) and
     (d) and 4.9;

          Debt of the Company arising under the BWRE Guaranty, provided, that
     (a) the principal amount of indebtedness guaranteed by the BWRE Guaranty shall at no time exceed $7,350,000 and (b) so long as the BWRE Guaranty shall remain outstanding, (i) the only assets of BWRE shall be the BWRE Parcels, those certain Land and Building Leases, each dated February 16, 1996, between Boston West, L.L.C., as tenant, and BWRE, as landlord, relating to the BWRE Parcels and all rights as landlord arising under such Land and Building Leases and (ii) Stores shall be operated on the BWRE Parcels;

          Debt incurred or assumed in connection with Investments and other acquisitions permitted under this Agreement, provided, that the aggregate principal amount of such Debt shall not exceed $25,000,000 at any one time outstanding; and

          Unsecured Debt not of the type described in the foregoing clauses (1) through (12) in an aggregate principal amount not to exceed at any one time outstanding Twenty-Five Million Dollars ($25,000,000), provided, that (i) before and after giving effect to the incurrence of such Debt no Default or Event of

     Default shall have occurred or be continuing and (ii) if such unsecured Debt had been incurred as of the last day of the then most recently ended fiscal quarter of the Company, after giving effect to the incurrence of such unsecured Debt no Default or Event of Default would have existed.

          Mergers, Etc. Merge or consolidate with, or sell, assign, lease, liquidate, dissolve or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person, or permit any Restricted Subsidiary to do so (unless failure to so permit would constitute a breach of fiduciary duty), except that:

          any Restricted Subsidiary may merge into or consolidate with or transfer assets to the Company or a Guarantor, provided, that in the case of a Guarantor which is a Special Purpose Subsidiary the only assets of the Subsidiary so merged, consolidated or transferred shall be assets of the type permitted pursuant to the definition of "Special Purpose Subsidia ry";

          any Restricted Subsidiary which is not a Guarantor may be dissolved;

          the Company, any Guarantor, any Financed Subsidiary or Special Purpose Subsidiary may acquire all or substantially all of the assets or the business of any Person, provided, that (i) in the case of a Special Purpose Subsidiary the only assets so acquired shall be of a type permitted pursuant to the definition of "Special Purpose Subsidiary" and (ii) as of and after giving effect to such acquisition no Default or Event of Default shall exist or be continuing;

          the Company or any Guarantor may acquire capital stock, partnership units or other equity interests of a

     Financed Franchisee or a Restricted Subsidiary in compliance with clause
     (2) of Section 4.8; and

          the Company or any Guarantor may merge with BC Equity Funding, L.L.C., a Delaware limited liability company, and/or Market Partners, L.L.C., a Delaware limited liability company, provided, that the Company or such Guarantor, as the case may be, survives such merger.

          Leases. Create, incur, assume, or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume, or suffer to exist (unless failure to so permit would constitute a breach of fiduciary duty), any obligation as lessee for the rental or hire of any real or personal property, except:

          operating leases of personal property and Capital Leases which do not give rise to any Lien except those permitted by Section 4.1 and leases which would be Capital Leases except that because of their immateriality GAAP does not require them to be capitalized on the books of the lessee, provided, that in the case of Capital Leases, the sum as of any date of (i) the aggregate amount of payments due during the twelve month period succeeding such date under all such Capital Leases which do not give rise to any Lien plus (ii) the aggregate amount of payments due during the twelve month period succeeding such date under all such Capital Leases which give rise to a Lien permitted only by clauses (11) of Section 4.1 shall at no time exceed Ten Million Dollars ($10,000,000);

          any leases of real property on which the Company or a Franchisee operates or plans to operate a Store or which the Company or any Restricted Subsidiary uses or intends to use for office space or similar purposes; provided, that with respect to any leases to which the Company or a Restricted Subsidiary is a party, the term of which exceeds six months and on which a Lien has not previously been granted either pursuant to a Master Lease or pursuant to the respective lease itself to secure the landlord's funding of leasehold improvements, the Company or such Restricted Subsidiary, as the case may be, shall have delivered to the Common Collateral Agent each of the documents set forth in clause (3) of
     Section 3.13;

          leases between the Company and any Restricted Subsidiary or between any Restricted Subsidiaries; and

          the Master Leases, any Sublease and any other Financial Lease Debt permitted hereunder.

          Sale and Leaseback. Sell, transfer, or otherwise dispose of, or permit any Restricted Subsidiary to sell, transfer, or otherwise dispose of (unless failure to so permit would constitute a breach of fiduciary duty), any real or personal property or fixtures to any Person and thereafter directly or indirectly lease back the same or similar property, except any sale and subsequent lease back of real or personal property and Fixtures consummated in accordance with the 1996 Master Lease Agreement or the Subleases associated therewith (and the Common Collateral Agent shall promptly execute and deliver to the Company all documents reasonably requested by the Lease Agent in order to release any existing Liens in favor of the Common Collateral Agent on any such property), provided, that (1) no real property or Fixtures subject to the Lender Mortgages may be sold and subsequently leased back and (2) the Company shall require any net proceeds from such sale which are received on or about the effective date of such Financial Lease Debt and which are paid directly or indirectly to a Financed Franchisee to be used by such Financed Franchisee to reduce such Financed Franchisee's Debt to the Company.

          Dividends. Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its stockholders as such whether in cash, assets, or obligations of the Company; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock; or permit any of its Restricted Subsidiaries (unless failure to so permit would constitute a breach of fiduciary duty) to purchase or otherwise acquire for value any stock of the Company or another Restricted Subsidiary, except that (1) the Company may declare and deliver dividends and make distributions payable solely in capital stock of the Company, (2) the Company may declare and pay scheduled dividends, whether in cash or in kind, on any Preferred Stock, provided, that both before and after giving effect to the payment of any cash dividends no Default or Event of Default shall have occurred and be continuing and (3) Guarantors may purchase or otherwise acquire for value stock of the Company, provided, that any such Guarantor shall either (x) sell such stock at its fair market price within twenty Business Days of its acquisition thereof or (y) use such stock as consideration for or in connection with any acquisition permitted pursuant to this Agreement.

          Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, or permit any Restricted Subsidiary to sell, lease, assign, transfer, or otherwise dispose of (unless failure to so permit would constitute a breach of fiduciary duty), any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Restricted Subsidiaries, receivables, leasehold interests, franchise agreements, trademarks, trade names, copyrights, licenses and other general intangible interests), except:

          for assets disposed of in the ordinary course of business;

          for the sale or other disposition of assets no longer used or useful in the conduct of its business;

          for (a) the sale, leasing or other disposition of real property or the subleasing of leasehold interests to an Unrestricted Subsidiary or a franchisee of an Unrestricted Subsidiary for the operation of a retail bagel outlet or (b) the leasing of real property or the subleasing of leasehold interests to any other Person, provided, that the Company and its Restricted

     Subsidiaries may not lease or sublease more than 30,000 square feet of retail space to Persons (other than retail space leased to an Unrestricted Subsidiary or its franchisees to be operated as retail bagels outlets) during any fiscal year;

          that any Restricted Subsidiary may sell, lease, assign, or otherwise transfer its assets to the Company or any Guarantor unless in the case of a Guarantor which is a Special Purpose Subsidiary, such assets are not of a type permitted pursuant to the definition of "Special Purpose Subsidiary";

          that the Company or any Restricted Subsidiary may sell, lease, assign or otherwise transfer to a Franchisee any real property, leasehold interests or personal property associated with the operation of Stores, provided that such sale, lease, assignment or transfer is on commercially reasonable terms negotiated at arms' length and that after giving effect to such sale, lease, assignment or transfer no Default or Event of Default shall exist or be continuing;

          that the Company may sell the capital stock of ENBC which it owns (and the Common Collateral Agent shall promptly release any Liens in favor of the Common Collateral Agent on such capital stock); provided, that (a) any non-cash proceeds received by the Company are pledged to the Common Collateral Agent pursuant to the Pledge Agreement and (b) net cash proceeds received by the Company from such sale up to the lesser of all net cash proceeds received from such sale or the Hold-Back Amount are deposited with the Common Collateral Agent and pledged to the Common Collateral Agent for the benefit of the Creditors pursuant to documentation reasonably acceptable to the Common Collateral Agent; provided further, that (x) upon the written request of the Company the Common Collateral Agent shall release to the Company, for prompt disposition by the Company, any such non-cash proceeds the fair market value of which exceeds the difference of the Hold-Back Amount less any cash held by the Common Collateral Agent pursuant to the foregoing clause (b) and (y) thereafter, (A) at any time after the Company shall have delivered financial statements to the Agents pursuant to clauses (2) or (3) of Section 3.8 which indicate a System EBITDAL of $100,000,000 or greater for any four consecutive fiscal quarter period of the Company ending after the Effective Date, the Common Collateral Agent shall release to the Company upon the written request of the Company, any cash then held by the Common Collateral Agent pursuant to the foregoing clause (b) and any non-cash proceeds referenced in the foregoing clause (a) for prompt disposition by the Company and (B) in lieu of borrowing a revolving loan under the Credit Agreement, upon the written request of the Company, at any time when the Company and its Subsidiaries shall have no Investments of the type described in clauses (6), (7), (8) or (9) of Section 4.8, the Collateral Agent shall disburse to the Company a portion of the Hold-Back Amount as directed by the Company in an amount not to exceed the amount of revolving loans then available for borrowing under the Credit Agreement (as limited by Section 3.10 of this Agreement); for purposes of this clause, "Hold-Back Amount" shall mean the lesser of (i) twenty-five percent (25%) of the net proceeds received by the Company from the sale of the capital stock of ENBC or (ii) $50,000,000, in each case whether in the form of cash, securities or some combination thereof; when calculating the Hold-Back Amount, the value of non-cash proceeds at any time shall be the then fair market value of such non-cash proceeds.

          for any issuances or sales of the capital stock, partnership units or other equity interests of any Restricted Subsidiary or other Person permitted pursuant to Section 4.11;

          for any sale, lease, assignment, transfer or other disposition permitted or required by any Master Lease or the Agency Agreement;

          for sales permitted under Section 4.5 and any disposition of operating assets permitted by the proviso in Section 3.4;

          for any transfer by the Company to a Guarantor of the Company's conversion rights, options, first refusal rights or preemptive rights provided in any Financed Franchisee Loan Documents or otherwise, provided that such conversion rights are exercised by the Guarantor within 10 days after such transfer; and

          for other dispositions by the Company or any Restricted Subsidiary not of the type described in the foregoing clauses (1) through (10), provided, that the aggregate amount of all such dispositions shall not exceed $5,000,000 during the term of this Agreement;

and in the case of any such sale, assignment, transfer or other disposition of title, the Common Collateral Agent shall promptly execute, at the Company's expense, all documents reasonably necessary to release any Lien in favor of the Common Collateral Agent on the disposed assets.

          Investments. Make, or permit any Restricted Subsidiary to make (unless failure to so permit would constitute a breach of fiduciary duty), any Investment in any Person except:


          loans and advances made by the Company to (a) Financed Franchisees; provided, that (i) the initial loans or advances to any Financed Franchisee are or have been made pursuant to Financed Franchisee Loan Documents in which the Common Collateral Agent for the benefit of the Creditors shall have been granted a security interest pursuant to, and which Financed Franchisee Loan Documents are subject to the terms of, the Collateral Assignment of Loan, (ii) such loans or advances are evidenced by promissory notes pledged to the Common Collateral Agent for the benefit of the Creditors pursuant to the Pledge Agreement, (iii) all such loans and advances to Financed Franchisees shall be secured in the manner described in paragraph (3) of Schedule V, (iv) all Liens in favor of the Company securing such loans and advances are duly perfected within 30 days of the initial loan or advance to such Financed Franchisee, and (v) the aggregate principal amount of all loans and advances made by the Company to any Financed Franchisee under the Financed Franchisee Loan Documents shall not exceed at any time an amount equal to the products of four (4) multiplied by the aggregate amount of all capital contributions theretofore made to such Financed Franchisee; (b) Financed Subsidiaries; provided, that (i) such loans and advances are made pursuant to Financed Subsidiary Loan Documents in which the Common Collateral Agent for the benefit of the Creditors shall have been granted a security interest pursuant to, and which Financed Subsidiary Loan Documents are subject to the terms of, the Collateral Assignment of Loan, (ii) such loans or advances are evidenced by promissory notes pledged to the Common Collateral Agent for the benefit of the Creditors pursuant to the Pledge Agreement and (iii) all Liens in favor of the Company securing such loans and advances are duly perfected prior to the initial loan or advance thereunder; (c) Guarantors; provided, that such loans and advances are evidenced by promissory notes pledged to the Common Collateral Agent for the benefit of the Creditors pursuant to the Pledge Agreement; and (d) to the extent and only to the extent a Sublease may be deemed to be a loan or advance, to Franchisees or Financed Subsidiaries as lessees under a Sublease;

          the acquisition by the Company or any Guarantor of (a) the capital stock, partnership units or other equity interests of any Financed Franchisees, Financed Subsidiaries or Guarantor and (b) all of the equity interest of BC Equity Funding, L.L.C., a Delaware limited liability company, and/or Market Partners, L.L.C., a Delaware limited liability company, whether by merger or otherwise; provided, that with respect to both clauses (a) and (b) above, (x) in the case of a Guarantor which is a Special Purpose Subsidiary, such capital stock, partnership units or equity interests are of a type permitted pursuant to the definition of "Special Purpose Subsidiary," (y) before and after giving effect to such acquisition no Default or Event of Default shall exist or be continuing and (z) such capital stock, partnership units or other equity interests are pledged to the Common Collateral Agent for the benefit of the Creditors pursuant to the Pledge Agreement; provided further, that with respect to clause (b) above, the consideration paid for such acquisition shall include not more than $10,000,000 of cash or cash equivalents;

          Investments in Unrestricted Subsidiaries, provided, that (a) all such Investments (whether in the form of equity or Debt) are pledged to the Common Collateral Agent for the benefit of the Creditors pursuant to the Pledge Agreement, (b) the aggregate amount of all Investments by the Company and its Restricted Subsidiaries in ENBC (which may be subordinated to Debt of ENBC owed to third parties) after December 9, 1996 shall at no time exceed the sum of (i) $50,000,000 plus (ii) the lesser of (x) the product of $25,000,000 multiplied by the number of anniversaries of the date hereof which have then occurred and (y) 150% of the cumulative net income (minus any net loss) of ENBC for each full fiscal quarter of ENBC occurring after July 31, 1996 plus (iii) in the case of Investments consisting of the acquisition of capital stock of ENBC, such additional amounts as shall be necessary for the Company to maintain ownership of greater than 50% of the issued and outstanding voting capital stock of ENBC; (c) upon the occurrence of an ENBC Event of Default which constitutes a default in payment, no further Investments may thereafter be made in ENBC; (d) upon the occurrence of an ENBC Event of Default which does not constitute a default in payment, (i) for so long as such ENBC Event of Default remains uncured and unwaived (in accordance with the terms of the ENBC Credit Agreement), no further Investments may be made in ENBC and (ii) following the waiver or cure of such ENBC Event of Default (in accordance with the terms of the ENBC Credit Agreement), additional Investments thereafter made may not exceed in the aggregate $10,000,000; and (e) in no event shall the aggregate amount of Investments in ENBC made by the Company after the date hereof exceed $125,000,000;

          loans and advances made by the Company to an employee in connection with the relocation of such employee provided such loans and advances are consistent with past practices, which loans and advances need not be pledged to the Common Collateral Agent pursuant to the Pledge Agreement;

          (a) Investments in Progressive Food Concepts, Inc., a Delaware corporation, (b) loans and advances by the Company or Progressive Food Concepts, Inc. to Harry's Farmer's Market, Inc., a Georgia corporation, in a maximum outstanding principal amount not to exceed at any time the amount of loans and advances which are outstanding on, or for which commitments have otherwise been made as of, the Effective Date, (c) non-hostile strategic Investments reasonably related to the Company's existing business and approved by the Board of Directors of the Company consisting of purchases or other acquisitions for non-cash consideration of capital stock, obligations or other securities of any Person or non-cash capital contributions to or other non-cash Investments or acquisitions of any interest in any Person, and (d) commencing on the first day of the Company's fiscal quarter immediately succeeding two consecutive fiscal quarters of the Company occurring after the Effective Date in which the average weekly Store Revenue for each such fiscal quarter was at least $20,000, other non-hostile strategic Investments approved by the Board of Directors of the Company consisting of purchases or other acquisitions of capital stock, obligations or other securities of any Person or capital contributions to or other investments or acquisitions of any interest in any Person in an aggregate amount for all such Persons not in excess of $25,000,000 from such date through the Termination Date, provided, that (i) all such Investments (whether in the form of equity or Debt) are pledged to the

     Common Collateral Agent for the benefit of the Creditors pursuant to the Pledge Agreement, (ii) in the case of the foregoing clause (d), such strategic investments are reasonably related to the Company's existing business at the time of such investment;

          direct obligations of (or obligations fully guaranteed or insured by) the United States or any agency thereof with maturities of one year or less from the date of acquisition held in accounts maintained with any Creditor;

          certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of One-Hundred Million Dollars ($100,000,000) held in accounts maintained with any Creditor;

          commercial paper and variable and fixed rate notes issued by any commercial bank having capital and surplus in excess of One Hundred Million Dollars ($100,000,000) held in accounts maintained with any Creditor;

          commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short term commercial paper rating of at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc., and in each case maturing within one year after the date of acquisition held in accounts maintained with any Creditor;

          stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Restricted Subsidiary; and
           loans and advances not of the type described in the foregoing clauses
     (1) through (10) in the aggregate principal amount not to exceed at any one time outstanding Six Million Dollars ($6,000,000), which loans and advances need not be pledged to the Common Collateral Agent pursuant to the Pledge Agreement.

          Guaranties, Etc. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Restricted Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (unless failure to so permit would constitute a breach of fiduciary duty) for obligations of any Person (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services primarily for the purpose of enabling such Person to make payment of such obligations, or to supply or advance any funds, assets, goods, or services primarily for such purpose, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss), except:

           guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

           primary liability for (a) leases transferred to Financed Franchisees in accordance with clause (5) of Section 4.7 and (b) Subleases pursuant to the Master Leases;

           other guaranties of lease payments of Franchisees, provided that as of any date the aggregate amount of all payments due during the twelve month period succeeding such date under all real property leases of Franchisees which are the subject of such other guaranties do not exceed $8,000,000 through fiscal year 1997, $10,000,000 during fiscal year 1998, with annual increases in this limit thereafter of $1,000,000;

          guaranties of Debt permitted solely by clause (11) and (13) of
     Section 4.2; and

          any Guaranty.

          Transactions With Affiliate. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Financed Franchisee or Affiliate, or permit any Restricted Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Financed Franchisee or Affiliate, except pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms not materially less favorable to the Company or such Restricted Subsidiary than similar transactions entered into with a Person not a Financed Franchisee or Affiliate; provided that, the foregoing shall not prohibit any transaction effected in accordance with the respective Financed Franchisee Loan Documents, Financed Subsidiary Loan Documents or Subleases.

          Subsidiary, Etc.
          ---------------

          Create, acquire or otherwise permit to exist any Subsidiaries other than: (a) Special Purpose Subsidiaries; (b) Financed Subsidiaries; (c) other Restricted Subsidiaries the acquisition of which is permitted by Section 4.8(5);
(d) the Unrestricted Subsidiaries; and (e) a Restricted Subsidiary, the purpose of which is to consummate the acquisition contemplated by clause (2)(b) of
Section 4.8; provided, that (x) the equity interest owned directly or indirectly by the Company are pledged to the Common Collateral Agent for the benefit of the Creditors pursuant to the Pledge Agreement and (y) each such Restricted Subsidiary shall have executed Guaranties in favor of the Loan Agent and the Lease Agent and shall have granted to the Common Collateral Agent for the benefit of the Creditors a perfected security interest in all of such Subsidiary's assets pursuant to such Common Collateral Documents as may be reasonably required by the Common Collateral Agent;

          Permit any Restricted Subsidiary to issue any additional shares of its capital stock, partnership units or other equity interest, other than in connection with stock splits, stock dividends or similar issuances, except directors qualifying shares or shares, partnership units or other units or interests issued: (a) for fair consideration; (b) to the Company or any Guarantor upon exercise of the Company's or such Guarantor's conversion rights, options, first refusal rights or preemptive rights provided in the Financed Franchisee Loan Documents or otherwise; or (c) to employees of such Subsidiary upon exercise of employee stock, unit or other equity options, provided, that at the time such options are granted the exercise price is not less than the fair market value of such stock, unit or other equity interest and, provided, further that after giving effect to the issuance of stock, units or other equity interest upon exercise of such options, the issuer would continue to be a Subsidiary.

          Real Property. Purchase or otherwise acquire, or permit any Restricted Subsidiary to purchase or otherwise acquire, title to any real property (excluding leases of real property and leasehold improvements), except:

           the Company, any Guarantor, any Financed Subsidiary or any Special Purpose Subsidiary may purchase or acquire real property (a) in accordance with the terms and provisions of the 1996 Master Lease Agreement and the Agency Agreement or (b) on which Stores are to be operated;

          the Company, or any Restricted Subsidiary may purchase or acquire real property to be used for office space or similar purposes, including without limitation the Denver Support Center;

          the Company or any Restricted Subsidiary may purchase and acquire real property in connection with the sale, lease or other disposition of such property in accordance with clause (3) of Section 4.7; and
          the Company, any Financed Subsidiary and any Special Purpose Subsidiary may purchase or acquire real property in connection with an acquisition permitted pursuant to clause (3) of Section 4.3 or clause (5) of Section 4.8;

provided, that (x) concurrent with such acquisition, the Common Collateral Agent shall have received each of the documents set forth in clause (2) of Section
3.13 and (y) at no time shall the book value of all real property owned by the Company and its Restricted Subsidiaries on a consolidated basis (less the book value of any leasehold improvements thereon) exceed an aggregate amount equal to fifty percent (50%) of the Company's then total consolidated assets.

          Subordinated Debt. Make any payment or prepayment with respect to Subordinated Debt except that (1) interest may be paid on Current Pay Subordinated Debt and Non-Current Pay Subordinated Debt (to the extent permitted by the terms of such Current Pay Subordinated Debt or Non-Current Pay Subordinated Debt, including the subordination provisions thereof) and (2) Subordinated Debt and interest thereon may be converted into equity of the Company or may be prepaid solely from the proceeds of a substantially contemporaneous issuance of equity or Subordinated Debt (provided that such Subordinated Debt shall be Non-Current Pay Subordinated Debt if the Subordinated Debt so prepaid is Non-Current Pay Subordinated Debt) of the Company.

          Financed Franchisee. (1) Amend, modify or otherwise waive in any respect the terms, conditions or provisions of any Financed Franchisee Loan Document if but for such amendment, modification or waiver and any previous amendments, modifications or waivers, the Financed Franchisee party to such Financed Franchisee Loan Documents would have outstanding payment defaults aggregate in excess of $100,000 thereunder or if such amendment, modification or waiver would otherwise cause such documents to no longer meet each of the requirements set forth on Schedule V and (2) permit the aggregate principal amount of Debt of all Financed Franchisees which is owed to Persons other than the Company and which is senior to any Debt of such Financed Franchisee owed to the Company to exceed at any time (a) prior to December 9, 1997,

$75,000,000, (b) on or after December 9, 1997 but prior to December 9, 1998, $100,000,000 and (c) on or after December 9, 1998, $125,000,000.

          Use of Proceeds. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the credit accommodations extended by the Creditors, directly or indirectly, (i) to purchase or carry "margin stock" as such term is defined in Regulation G, T, U or X of the Internal Reserve Board, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry margin stock, (iii) to extend credit for the purpose of purchasing or carrying any margin stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

                              FINANCIAL COVENANTS
                              -------------------

          Notwithstanding the Effective Date of this Agreement, commencing with the Company's third fiscal quarter 1997 (ending on October 5, 1997) and so long as any Debt of the Company or any Guarantor arising under any of the Credit Documents shall remain unpaid or any Creditor shall have any contractual obligation under any Credit Document to extend credit of any nature to the Company, the Company will:

          Maximum Senior Secured Leverage Ratio. Maintain, as of the last day of each fiscal quarter occurring during the respective fiscal periods set forth below, a ratio of (1) Senior Secured Indebtedness to (2) Annualized Store EBITDAL, for the fiscal quarter then most recently ended, of not greater than the ratio set forth below opposite such fiscal period:


               Fiscal Period(s)             Covenant Level
               ----------------             --------------
               Q3 1997 - Q1 1998            2.75:1.00
               Q2 1998                      2.50:1.00
               Q3 1998 - Q4 1998            2.25:1.00
               Thereafter                   2.00:1.00

          Fixed Charge Coverage Ratio. Maintain, as of the last day of each fiscal quarter occurring during the respective fiscal periods set forth below, a ratio of (1) Store EBITDAL for the four consecutive fiscal quarters then ended to (2) Consolidated Fixed Charges, for such four consecutive fiscal quarter period, of not less than the ratio set forth below opposite such fiscal period:

                Fiscal Period(s)                Covenant Level
                ----------------                --------------
                Q3, Q4 1997                      1.75:1.00
                Q1, Q2, Q3 1998                  1.50:1.00
                Q4 1998 - Q1 1999                1.75:1.00
                Thereafter                       2.00:1.00

          Store Revenue. Maintain, during each fiscal quarter occurring during the respective fiscal periods set forth below, an average weekly net revenue (i.e. gross revenue net of customer coupons and discounts) during such fiscal quarter per Store for all such Stores (whether operated by the Company or a Franchisee) ("Store Revenue") of not less than the amount set forth below opposite such fiscal period:

                Fiscal Period(s)                 Covenant Level
                ----------------                 --------------
                Q3 1997 - Q1 1998                $17,500
                Q2 1998                          $18,000
                Q3 1998                          $18,500
                Q4 1998 - Q1 1999                $19,000
                Thereafter                       $20,000

          Total Overhead. Prior to the System EBITDAL Commencement Quarter, maintain, as of the last day of each fiscal quarter set forth below, a Combined Overhead for the four consecutive fiscal quarters then ended of not greater than the amount set forth below opposite such fiscal quarter:

               Fiscal Period(s)                  Covenant Level
               -----------------                 --------------
               Q4 1997                            $230,000,000
               Q1 1998                            $180,000,000
               Q2 1998                            $160,000,000
               Q3 1998                            $145,000,000
               Q4 1998                            $125,000,000

During and after the System EBITDAL Commencement Quarter, the provisions of this
Section 5.4 shall no longer apply.

          Minimum System EBITDAL. Commencing with the System EBITDAL Commencement Quarter, maintain, as of the last day of each fiscal quarter occurring during the fiscal periods set forth below, a System EBITDAL for the four consecutive fiscal quarters then ended of not less than the amount set forth below opposite such fiscal period:

                Fiscal Period(s)                 Covenant Level
                ----------------                 --------------
                Q3 1997 - Q1 1999                 $ 85,000,000
                Q2 1999                           $ 90,000,000
                Q3 1999                           $ 95,000,000
                Thereafter                        $100,000,000

                               EVENTS OF DEFAULT
                               -----------------

          Events of Default. If any of the following events ("Events of Default") shall occur:

          Any representation or warranty made or deemed made (pursuant to any Credit Document) by the Company or any Subsidiary in this Agreement or any other Credit Document or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Credit Document shall prove, in light of the circumstances under which it was made, to have been incorrect in any material respect on or as of the date made or deemed made;

          The Company or any Subsidiary shall fail to perform or observe any term, covenant or agreement contained in Sections 4.3, 4.4, or 4.6 through
     4.14 of this Agreement applicable thereto;

          The Company or any Subsidiary shall fail to perform or observe any term, covenant or agreement contained in Sections 4.1, 4.2, 4.5 or in
     Article V of this Agreement and such failure shall continue for four (4) Business Days after the earlier of discovery, notification or final calculation thereof applicable thereto;

          The Company or any Subsidiary shall fail to perform or observe any other term, covenant, or agreement contained in any Credit Document applicable thereto (other than those Sections referenced in the foregoing clauses (2) and (3)) on its part to be performed or observed and such failure shall continue for fifteen (15) Business Days following notice thereof from any of the Loan Agent, the Lease Agent or the Required Creditors;

          The Company or any Restricted Subsidiary shall (i) fail to make any payment of principal, interest, premium, rents or fees with respect to any indebtedness for borrowed money (including, without limitation, the Revolving Notes) or any Financial Lease Debt (including, without limitation, the Master Leases) of the Company or such Restricted Subsidiary in an amount in excess of $1,000,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and any applicable grace periods shall have expired (and in the case of indebtedness for borrowed money, other than the Revolving Notes, or Financial Lease Debt, other than the Master Leases, the amount which the Company or any Restricted Subsidiary so fails to pay is in excess of $1,000,000), or (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any indebtedness for borrowed money (including, without limitation, the Revolving Note) or any Financial Lease Debt (including, without limitation, the Master Leases) of the Company or such Restricted Subsidiary in an amount in excess of $1,000,000, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration, after the giving of notice, of the maturity of such indebtedness, unless such failure to perform or observe shall be waived by the holder of such indebtedness or Financial Lease Debt without any material payment or other material accommodation on the part of the Company or such Restricted Subsidiary; or any such indebtedness or Financial Lease Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

          The Company, any of its Significant Subsidiaries or any aggregation of its Subsidiaries which together would constitute a Significant Subsidiary
     (a) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of sixty (60) days or more; or (e) by any act or omission shall indicate its consent to, approval of, or knowing acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of sixty (60) days or more;

          Any Financed Franchisee shall fail to pay any sum owed to the Company in connection with indebtedness for borrowed money (including any interest or premium thereon) in an aggregate amount in excess of two million dollars ($2,000,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and any applicable grace period shall have expired;

          One or more judgments, decrees, or orders for the payment of money in excess of the greater of 3% of the consolidated net worth of the Company and its Restricted Subsidiaries at such time or of two million Dollars ($2,000,000) in the aggregate shall be rendered against the Company or any of its Subsidiaries, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of twenty (20) consecutive days without being vacated, discharged, satisfied, escrowed, stayed or bonded pending appeal;

          Any of the following events occur or exist with respect to the Company or any ERISA Affiliate: (a) any Prohibited Transaction involving any Plan;
     (b) any Reportable Event with respect to any Plan; (c) the filing under
     Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance that might reasonably constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, would be reasonably likely in the opinion of either the Loan Agent or the

     Lease Agent to subject the Company to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed two million Dollars ($2,000,000) and such event or condition remains unsatisfied after fifteen (15) Business Days from its initial occurrence or results in a Lien (subject to Liens permitted under Section 4.1) on Company's assets;

          Any Guaranty shall, at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the respective Guarantor, or the respective Guarantor shall deny it has any further liability or obligation under or shall fail to perform its material obligations under such Guaranty (subject to any applicable grace periods set forth therein);

          With respect to any Common Collateral Document:

               any such Common Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Company or any Subsidiary party thereto or the Company or any Subsidiary shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or

               such Common Collateral Documents shall for any reason (other than pursuant to the terms thereto) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens (other than as a result of a release).

          Any Change of Control; or

          Any Material Adverse Change.

          Effect of Event of Default. If any Event of Default shall occur, (1) the Loan Agent, the Issuing Lender and the Lenders shall have all the rights and remedies available to them under the Credit Agreement and the other Loan Documents subject to the terms of the Intercreditor Agreement, (2) the Lease Agent, GECC and the Lease Participants shall have all the rights and remedies available to them under the 1996 Master Lease Agreement and the other 1996 Lease Documents subject to the terms of the Intercreditor Agreement and (3) the Common Collateral Agent shall have all the rights and remedies available to it under the Common Collateral Documents.

                                 MISCELLANEOUS
                                 -------------

          Waivers and Amendments. The provisions of this Agreement from time to time may be amended, modified or waived in accordance with the terms of the Intercreditor Agreement.

          Upon the effectiveness of any consent, amendment, modification or waiver under this Agreement, the Loan Agent shall promptly give each Lender and the Lease Agent shall give each Lease Participant written notice (including a description) of such consent, amendment, modification or waiver.

          Notices, Etc. All notices and other communications provided for under this Agreement shall be in writing (including telegraphic, telex or facsimile communication) and mailed or telecommunicated or delivered to the address of the respective party hereto as set forth on the signature pages hereto (or, in the case of (1) the Issuing Lender and the Lenders, the address set forth in the Credit Agreement, and (2) the Lease Participants, the address set forth in the Participation Agreement); or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 7.2. All such notices and communications shall, when mailed or telecommunicated, be effective upon the earlier of actual receipt or three (3) Business Days after deposited in the mails, or one (1) Business Day after transmitted by telex and the appropriate answerback received, transmitted by facsimile or delivered to the telegraph company, respectively, addressed as aforesaid.

          No Waiver; Remedies. No failure on the part of any party to exercise, and no delay in exercising, any right, power, or remedy under any Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Credit Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Credit Documents are cumulative and not exclusive of any remedies provided by law.

          Successors and Assigns. (1) This Agreement shall be binding upon and inure to the benefit of the Company and the Creditors and their respective successors and assigns, except that the Company may not assign or transfer any of its rights hereunder without the prior written consent of the Loan Agent and the Lease Agent, all the Lenders and all the Lease Participants and (2) a Creditor may only assign its rights under this Agreement in connection with an assignment by such Creditor of its interests under the Credit Documents.

          Costs, Expenses, and Taxes. (1) Without duplication of obligations under other Credit Documents, the Company agrees to pay on demand all reasonable costs and expenses of the Agents in connection with the preparation, execution, delivery, filing, recording, and administration of this Agreement and the other Credit Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agents, and local counsel who may be retained by said counsel in connection with perfecting security interests, with respect thereto, and all costs and expenses, if any, of the Agents and the Creditors in connection with the enforcement of this Agreement and the other Credit Documents.

          The Company further agrees:

          to pay within five Business Days after demand all reasonable costs and expenses of the Common Collateral Agent in connection with the preparation, execution, delivery, filing, recording, and administration of any of the Common Collateral Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Common Collateral Agent, and local counsel who may be retained by said counsel in connection with perfecting security interests, with respect thereto, and all costs and expenses of the Common Collateral Agent and any Creditor, if any, in connection with the enforcement of any of the Common Collateral Documents;

          pay within five Business Days after demand any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Common Collateral Documents and the other documents to be delivered under any such Common Collateral Documents, and agrees to save the Common Collateral Agent harmless from and against any and all liabilities with respect to or resulting from any delay attributed to the Company in paying or omission to pay such taxes and fees;

          pay or reimburse the Common Collateral Agent within five Business Days after demand for all appraisal (including the reasonable allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses, incurred or sustained by the Common Collateral Agent in connection with the matters referred to under subsections (a) and
     (b) of this Section 7.5.


          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws provisions.

          Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          Headings. Article and Section headings in this Agreement are included herein for the convenience of reference only and shall not constitute a part hereof for any other purpose.

          SUBMISSION TO JURISDICTION; WAIVER OF VENUE. THE PARTIES HERETO, AND EACH CREDITOR BY ENTERING INTO THE RESPECTIVE CREDIT DOCUMENTS TO WHICH IT IS A PARTY SHALL BE DEEMED BY THE EXECUTION AND DELIVERY OF SUCH CREDIT DOCUMENTS TO,
(1) (A) WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS, HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK, AND (B) WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY MORTGAGE, SUCH OTHER STATE COURT OR FEDERAL CIRCUIT COURT SITTING IN OR NEAREST TO THE COUNTY IN WHICH THE PROPERTY IN QUESTION SUBJECT TO SUCH MORTGAGE IS LOCATED, (2) IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR FEDERAL COURT SPECIFIED IN SECTION 7.9(1) AND (3) AGREE NOT TO INSTITUTE ANY LEGAL ACTION OR PROCEEDING AGAINST ANY AGENT, ANY OTHER PARTY HERETO OR THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR PROPERTY OF ANY THEREOF, ARISING OUT OF OR RELATING TO THIS AGREEMENT, IN ANY COURT OTHER THAN AS HEREINABOVE SPECIFIED IN THIS SECTION 7.9. THE PARTIES HERETO AND EACH CREDITOR BY ENTERING INTO THE RESPECTIVE CREDIT DOCUMENTS TO WHICH IT IS A PARTY SHALL BE DEEMED BY THE EXECUTION AND DELIVERY OF SUCH CREDIT DOCUMENTS TO, HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING (WHETHER BROUGHT BY SUCH PARTY OR OTHERWISE) IN ANY COURT HEREINABOVE SPECIFIED IN THIS SECTION 7.9 AS WELL AS ANY RIGHT THEY MAY NOW OR HEREAFTER HAVE, TO REMOVE ANY SUCH ACTION OR PROCEEDING, ONCE COMMENCED, TO

ANOTHER COURT ON THE GROUNDS OF FORUM NON CONVENIENS OR OTHERWISE. THE PARTIES HERETO AND EACH CREDITOR BY ENTERING INTO THE RESPECTIVE CREDIT DOCUMENTS TO WHICH IT IS A PARTY SHALL BE DEEMED BY THE EXECUTION AND DELIVERY OF SUCH CREDIT DOCUMENTS TO, AGREE THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

          General Indemnity. In addition to the payment of expenses pursuant to
Section 7.5 and without duplication of obligations under the Credit Documents, Company agrees to indemnify, pay and hold the Agents, other Creditors and the officers, directors, employees, agents, and affiliates of the Agents and other Creditors, (collectively, the "Indemnitees"), harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto) that may be imposed on, incurred by, or asserted against any Indemnitee, in any manner relating to or arising out of this Agreement or any other agreements executed and delivered by the Company or any Subsidiary in connection herewith (the "Indemnified Liabilities"); provided, that Company shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of such Indemnitee or from any action by an Indemnitee against an officer, director or employee of an Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this Section 7.10 shall survive satisfaction and payment of the Company's obligations hereunder and termination of this Agreement.

          WAIVER OF JURY TRIAL. THE PARTIES HERETO, AND EACH CREDITOR BY ENTERING INTO THE RESPECTIVE CREDIT DOCUMENTS TO WHICH IT IS A PARTY SHALL BE DEEMED BY THE EXECUTION AND DELIVERY OF SUCH CREDIT DOCUMENTS TO, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, AND AGREE THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS ENTERING INTO THIS AGREEMENT.

          SERVICE OF PROCESS. THE PARTIES HERETO, AND EACH CREDITOR BY ENTERING INTO THE RESPECTIVE CREDIT DOCUMENTS TO WHICH IT IS A PARTY SHALL BE DEEMED BY THE EXECUTION AND DELIVERY OF SUCH CREDIT DOCUMENTS TO, HEREBY IRREVOCABLY CONSENT TO SERVICE OF PROCESS BY MEANS OF CERTIFIED MAIL AT THE ADDRESS PROVIDED FOR IN SECTION 7.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF THE AGENTS OR THE COMPANY TO SERVE SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                       BOSTON CHICKEN, INC.


                                       By: /s/ Bernadette M. Dennehy
                                          ----------------------------------
                                       Name:  Bernadette M. Dennehy
                                       Title:  Vice President

                                       14123 Denver West Parkway
                                       P.O. Box 4086
                                       Golden, CO 80401-4086
                                       Attn:  Bernadette M. Dennehy

                                       Telephone:  (303) 278-9500


                                       BANK OF AMERICA NATIONAL TRUST AND
                                       SAVINGS ASSOCIATION, as Loan Agent


                                       By: /s/ David A. Johanson
                                           ---------------------------------
                                       Name:  David A. Johanson
                                       Title:  Vice President

                                       231 South LaSalle Street
                                       Chicago, IL 60697
                                       Attn:  David A. Johanson

                                       Telephone:  (312) 828-3782

                                     GENERAL ELECTRIC CAPITAL CORPORATION,
                                          as Lease Agent


                                     By: /s/ Dan Gioia
                                         ------------------------------------
                                     Name:  Dan Gioia
                                     Title: Assistant Vice-President -
                                   Structured Finance

                                     777 Long Ridge Road, Bldg. A, 3rd Floor
                                     Stamford, Connecticut 06927
                                     Attn:  Dan Gioia
                                     Telephone: (203) 316-7702

                                     BANK OF AMERICA NATIONAL TRUST AND
                                     SAVINGS ASSOCIATION, as Common
                                     Collateral Agent


                                     By: /s/ David A/ Johanson
                                         ------------------------------------
                                     Name:  David A. Johanson
                                     Title:  Vice President

                                     231 South LaSalle Street
                                     Chicago, IL 60697
                                     Attn:  David A. Johanson

                                     Telephone:  (312) 828-3782

                                 SCHEDULE 1.1B

              Requirements for Financed Franchisee Loan Documents

          (1) The Franchisee shall have granted to the Company a right to negotiate with Franchisee with respect to, or a right to participate in, or a right of first refusal on, future financings that do not include any equity-type features and a preemptive right to participate, on a fully-diluted basis, in any financing of the Franchisee that has any equity-type features;

          (2) The Company shall have the right, but not the obligation, to convert the indebtedness evidenced by such loan documents (the "Franchisee Debt") into a majority of the voting stock, partnership units or other equity interests of the Franchisee or to obtain such position through the exercise of an equity option at the conversion price, or both;

          (3) As security for the Franchisee Debt, the Franchisee shall have granted to the Company a first priority Lien (subject to the types of Liens described in clauses (2) through (10) of Section 4.1 of the Agreement, without giving effect to clause 9(d) of such Section 4.1) on all of the assets of the Franchisee, including, without limitation, all real and personal property of such Franchisee and all leasehold interests of such Franchisee (unless after Franchisee's best efforts (which shall not require unreasonable efforts) Franchisee is unable to obtain the consent of the respective landlord for such leasehold to the extent such consent is required), but specifically excluding
(x) any assets subject to any Sublease, (y) any shares of Boston Chicken, Inc. common stock owned by the Franchisee and (z) in the case of Boston West, L.L.C., its equity interest in BWRE so long as the only assets owned by BWRE are the BWRE Parcels, those certain Land and Building Leases, each dated February 16, 1996, between Boston West L.L.C., as tenant, and BWRE, as landlord, relating to the BWRE Parcels and all rights as landlord arising under such Land and Building Lease; provided that, subject to paragraph (4) below, if the Company declines to extend additional financing to the Franchisee pursuant to the foregoing clause
(1) then the Company may agree to subordinate the Franchisee Debt and its first priority Lien securing the Franchisee Debt to the loan and Lien of a third party lender; provided further that the Company shall require the Franchisee to maintain at all times after such subordination a ratio of (a)

Franchisee Liabilities to (b) Franchisee Net Worth of not greater than 1.25:1.0. For purposes of this paragraph "Franchisee Liabilities" shall mean, as of any date of determination, all obligations of the Franchisee required by generally accepted accounting principles to be set forth as long-term liabilities of the Franchisee on its balance sheet (less the total Franchisee Debt that could be incurred under the corresponding loan documents) plus, without duplication, all liabilities owed to the Company); and "Franchisee Net Worth" shall mean as of any date of determination, the sum on a consolidated basis of (i) all capital stock, partnership units or other equity interests and additional paid-in capital or equity of the Franchisee, plus (or minus, in the event of a deficit)
(ii) the surplus and retained earnings accounts of the Franchisee minus (iii) the amount of any treasury stock, plus (iv) the total Franchisee Debt that could be incurred under the corresponding loan documents, plus (v) the amount of all equity capital received as a result of all exercises or conversions by Company under the loan documents relating to such Franchisee Debt.

          (4) Notwithstanding the provisions of the foregoing clause (3), the Company shall not agree to subordinate to the Lien of such third party lender
(a) any of its rights of payment from the Franchisee arising with respect to royalties, franchise fees, leases or software or (b) prior to a payment default under the indebtedness owed by such Franchisee to a third party lender, the interest payments on the Franchisee Debt.